Exhibit 10.1

Certain portions of this dcoument have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made.  The confidential material has been filed separately with the Securities and Exchange Commission.

__________________________________________________________________________

CREDIT AGREEMENT

dated as of March 3, 2015

among

VIVINT SOLAR, INC.,
as Borrower,

EACH GUARANTOR FROM TIME TO TIME PARTY HERETO,

EACH LENDER FROM TIME TO TIME PARTY HERETO,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent

and

_________________________________________

GOLDMAN SACHS LENDING PARTNERS LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
BARCLAYS BANK PLC,
CITIBANK, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01	Taxes	76
Section 3.02	Illegality	79
Section 3.03	Inability to Determine Rates	79

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ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions to Closing and Initial Credit Extension	84
Section 4.02	Conditions to All Credit Extensions	86

ARTICLE V

REPRESENTATIONS AND WARRANTIES

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ARTICLE VI

AFFIRMATIVE COVENANTS

ARTICLE VII

NEGATIVE COVENANTS

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01	Events of Default	119
Section 8.02	Remedies Upon Event of Default	121
Section 8.03	[Reserved]	122
Section 8.04	Application of Funds	122

ARTICLE IX

AGENTS

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ARTICLE X

MISCELLANEOUS

ARTICLE XI

GUARANTY

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Schedules:

Schedule 2.01	Revolving Credit Lenders; Revolving Credit Commitments; Applicable Percentage
Schedule 5.05	Certain Liabilities
Schedule 5.06	Litigation
Schedule 5.08	Ownership of Property
Schedule 5.09	Environmental Matters
Schedule 5.10	Taxes
Schedule 5.11(a)	ERISA Compliance
Schedule 5.12	Subsidiaries and Other Equity Investments
Schedule 6.01	Borrower’s Website
Schedule 7.01(b)	Existing Liens
Schedule 7.02(f)	Existing Investments
Schedule 7.03(b)	Existing Indebtedness
Schedule 7.08	Transactions with Affiliates
Schedule 7.09	Certain Contractual Obligations
Section 7.14(a)(i)	Permitted Activities of VS Holdings
Schedule 10.02	Administrative Agent’s Office
Schedule 10.02(a)	Certain Addresses for Notices

Exhibits:

Exhibit A-1	Form of Committed Loan Notice
Exhibit A-2	Form of Swing Line Loan Notice
Exhibit B-1	Form of Revolving Credit Note
Exhibit B-2	Form of Swing Line Note
Exhibit C-1	Form of Assignment and Assumption
Exhibit C-2	Form of Administrative Questionnaire
Exhibit D	Form of Compliance Certificate
Exhibit E	[Reserved]
Exhibit F	Form of Intercompany Note
Exhibit G-1	Form of Security Agreement
Exhibit G-2	Form of Perfection Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Borrowing Base Certificate
Exhibit J	Form of United States Tax Compliance Certificate
Exhibit K	Form of Back-Log Spreadsheet
Exhibit L	Form of Take-Out Spreadsheet
Exhibit M	Form of Counterpart Agreement
Exhibit N	Form of Payment Direction Letter

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 3, 2015, among VIVINT SOLAR, INC., a Delaware corporation (the “Borrower”), each Guarantor from time to time party hereto, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer from time to time party hereto, Goldman Sachs, as Swing Line Lender and each Revolving Credit Lender from time to time party hereto.

The Borrower has requested and the Lenders have agreed to extend to the Borrower $131,000,000 in aggregate principal amount of Revolving Credit Commitments, which amount may be increased by the Facility Increase as described herein.

The Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01Defined Terms

.  As used in this Agreement, the following terms shall have the meanings set forth below.  Unless otherwise defined herein, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC:

“ACH” means automated clearing house transfers.

“Additional L/C Issuers” means Lenders, in addition to Citibank, which have been approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower and that have agreed (each in its sole discretion) in writing to act as an “L/C Issuer” hereunder.

“Additional Revolving Credit Lender” means a Person that is an Eligible Assignee and that becomes a Lender and provides a Revolving Credit Commitment comprising all or a portion of the Facility Increase, in each case, pursuant to Section 2.14 and a Facility Increase Joinder Agreement; provided that such Person is subject to the approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, conditioned or delayed).

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

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“Administrative Agent” means Goldman Sachs, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit C-2 or in any other form approved by the Administrative Agent.

“Advance Rates” has the meaning specified in the definition of the term “Eligible Project Back-Log”.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agency Fee Letter” means the Agency Fee Letter dated as of March 3, 2015, between the Borrower and Goldman Sachs.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Aggregation Facility” means the Loan Agreement dated as of September 12, 2014, among VS Financing I, VS Holdings, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent thereunder.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Adjusted Percentage” has the meaning specified in Section 2.12(a).

“Applicable Percentage” means, for any Revolving Credit Lender, with respect to payments, computations and other matters relating to the Revolving Credit Commitments, Revolving Credit Loans, L/C Obligations or Swing Line Loans, a percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and (ii) the denominator of which is the Aggregate Commitments (or, if the Aggregate Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the Total Revolving Credit Outstandings).

“Applicable Rate” means, with respect to any Loan, (a) 3.25% per annum, in the case of a Eurodollar Rate Loan, and (b) 2.25% per annum, in the case of a Base Rate Loan.

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“Appraisal” means an appraisal (including any bringdown thereof) that (a) is prepared and delivered by Marshall & Stevens, Inc. or another nationally recognized third-party appraiser that is qualified to appraise solar electric generating assets, (b) is in a form and substance that has been presented to and accepted by Tax Equity Investors or, if delivered pursuant to Section 6.01(e)(i)(A)(2) or 6.01(e)(i)(B), the Administrative Agent (unless such appraisal is in a form and substance that has been presented to and accepted by Tax Equity Investors) and (c) shows the fair market value of new photovoltaic systems in a State of the United States in which Projects are to be Tranched (or a more specific Project location described in such Appraisal), expressed in terms of dollars per watt of installed capacity.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arm’s Length Terms” means, with respect to any Person, terms and conditions not less favorable to such Person than those that would prevail in an arm’s-length transaction with an unrelated thirty party.

“Arrangers” means Goldman Sachs, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Citibank and Morgan Stanley Senior Funding, Inc., each in its capacity as a joint lead arranger for the credit facilities provided for herein.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attributable Indebtedness” means, on any date in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Attrition Rate” means, as of any date of determination in respect of any Project Status, the number of the Projects of such Project Status that are not reasonably expected to be Tranched as a percentage of the total Projects of such Project Status, as reasonably determined by Borrower (or the Administrative Agent in the circumstances described in the definition of “Eligible Project Back-Log”) having regard to all relevant information including (i) historical attrition during the six (6) month period immediately prior to such date of determination, (ii) prevailing market conditions, (iii) the status of Customer accounts and (iv) the terms of the applicable Customer Agreements.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2013 and 2012 and the audited consolidated statements of operations, redeemable preferred stock, redeemable non-controlling

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interests and equity, and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, for the period from November 17, 2012 through December 31, 2012 and for the period from January 1, 2012 through November 16, 2012.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Conditions” shall, at any time, be satisfied only if:

(i)with respect to each Revolving Credit Lender, the Revolving Credit Exposure of such Revolving Credit Lender at such time does not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and

(ii)the Total Revolving Credit Outstandings at such time does not exceed the lesser of (a) the Aggregate Commitments at such time and (b) the Borrowing Base at such time.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date and (ii) the date of termination of the Revolving Credit Commitments of all Revolving Credit Lenders pursuant to Section 2.06 or 8.02.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the Aggregate Commitments at such time and (b) the Borrowing Base at such time minus (ii) the Total Revolving Credit Outstandings.

“Backleverage Financing” means Indebtedness for borrowed money provided by a Backleverage Financing Provider and incurred by a Financing Subsidiary, the proceeds of which shall be used, directly or indirectly, to make payments to a Loan Party in respect of Residential Projects that have been Tranched.

“Backleverage Financing Commitment” means, with respect to any Backleverage Financing Provider, such Backleverage Financing Provider’s legally valid and binding commitment to provide Backleverage Financing.  The amount of any Backleverage Financing Provider’s Backleverage Financing Commitment is the amount of Backleverage Financing that such Backleverage Financing Provider has made a legally valid and binding commitment to provide in cash.

“Backleverage Financing Document” means an agreement or instrument entered into by the Borrower or a Subsidiary and a Backleverage Financing Provider that evidences such Backleverage Financing Provider’s Backleverage Financing Commitment.

“Backleverage Financing Provider” means a Person that has provided a Backleverage Financing Commitment.

“Back-Log Spreadsheet” means a spreadsheet, substantially in the form of Exhibit K, listing the Eligible Projects and providing the Project Status and Project Values thereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1.00%, (ii) the rate of interest in effect for

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such day as publicly announced from time to time by Citibank as its “prime rate” and (iii) the Eurodollar Rate for deposits in Dollars for a one-month Interest Period plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).  The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Base Retained Value” means, as of any date of determination, the present value (calculated at a discount rate of 6% per annum) of (a) the aggregate cash flows that the Subsidiaries (including Investment Fund Subsidiaries) then expect to receive from Customers pursuant to all Customer Agreements to which such Subsidiaries are party during the initial term of such Customer Agreements (for the avoidance of doubt, excluding any possible renewal period of such Customer Agreements), net of (b) the sum of the estimated (i) cash distributions to Tax Equity Investors or other third-party investors in such Subsidiaries, plus (ii) operations, maintenance and administrative expenses for all Projects as to which cash flows are included under clause (a).  For the avoidance of doubt, Base Retained Value as used herein will be determined in the manner described in the section of the Registration Statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Estimated Retained Value,” as such manner of determination (including as to the discount rate) shall be updated from time to time by the Borrower consistently with filings by the Borrower with the SEC, except that the “estimated retained value of renewal” described therein shall not be taken into account in the determination of Base Retained Value.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Bookrunner” means Goldman Sachs, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Citibank and Morgan Stanley Senior Funding, Inc., each in its capacity as a joint bookrunner for the credit facilities provided for herein.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (i) a Revolving Credit Borrowing or (ii) a Swing Line Loan.

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“Borrowing Base” means, at any time, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to the Project Formula Amount at such time.

“Borrowing Base Certificate” has the meaning specified in Section 6.01(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and:

(a)when used in Section 2.03 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located; and

(b)if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“CAD Project” means, at any time, an Eligible Project (i) the PV System related to which has not been installed as of such time, (ii) with respect to which a Loan Party has (A) entered into a Customer Agreement that satisfies the Customer Agreement Requirements and (B) completed a system design, in each case, at such time, (iii) with respect to which the Loan Parties have not received all necessary permits from any Governmental Authority required to be obtained prior to installation of the related PV System and (iv) that has not been Tranched as of such time.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(1)Dollars;

(2)any local currency held by the Borrower or any Subsidiary from time to time in the ordinary course of business;

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(3)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government with maturities of 24 months or less from the date of acquisition;

(4)certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7)marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9)readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10)Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

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(11)securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12)Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13)investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by such Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Grant” means any grant under Section 1603 of the American Recovery and Reinvestment Act of 2009 or any similar provision concerning a refundable tax credit or a grant in lieu of tax credits that replaces such grant program.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or any Person that was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or the Lender at the Closing Date, in each case in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

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“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by a Cash Management Bank:  (i) ACH transactions, (ii) treasury and/or cash management services, including controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards (including commercial cards (including so-called “purchase cards,” procurement cards,” or “p-cards”)), (v) credit card processing services, (vi) stored value cards, (vii) deposit and other accounts and (viii) merchant services (other than those constituting a line of credit).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment or to compensate such Person for the taking thereof, fixed assets or Real Property.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such controlled foreign corporation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender or L/C Issuer with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued and with respect to any Lender claiming increasing costs or charges pursuant to Section 3.01 or 3.04, only to the extent such Lender imposes the same charges on other similarly situated borrowers under comparable facilities.

“Change of Control” shall be deemed to occur if:

(i)any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Borrower’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;

(ii)a “change of control” (or similar event) shall occur under any Indebtedness in an outstanding aggregate principal amount in excess of the Threshold Amount; or

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(iii)(A) the Borrower shall cease to own directly 100% of the Equity Interests of VS Holdings or (B) VS Holdings shall cease to (1) own directly 100% of the Equity Interests of VS Financing I or (2) own directly or indirectly 100% of the Equity Interests of VS Operations, VS Developer or VS Provider.

“Citibank” means Citibank, N.A.

“Closing Date” means the date on which all conditions precedent to the effectiveness of this Agreement in Section 4.01 have been satisfied or waived pursuant to the terms hereof, which date shall be March 3, 2015.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” of the Loan Parties referred to in the Collateral Documents and all of the other property of the Loan Parties that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Goldman Sachs, in its capacity as collateral agent with respect to the Collateral under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Security Agreement Supplement, duly executed and delivered on behalf of such Person, together with such legal opinions and resolutions in connection therewith with respect to such Designated Subsidiary as the Administrative Agent shall have reasonably requested;

(b)the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Guarantor” or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person, together with such legal opinions and resolutions in connection therewith with respect to such Designated Subsidiary as the Administrative Agent shall have reasonably requested;

(c)all Equity Interests of each Subsidiary Guarantor and each other Subsidiary that is not an Excluded Subsidiary shall have been pledged pursuant to the Security Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any CFC), and the Administrative Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d)(i) all Indebtedness of the Borrower or any Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $100,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank and (ii) each securities account maintained by any Loan Party with any securities intermediary, in the case of each of clauses (i) and (ii), other than Excluded Accounts;

(f)all documents and instruments, including Uniform Commercial Code financing statements (or similar documents) and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents or applicable Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(g)each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, the following (collectively, “Excluded Assets”):  (i) any property or assets owned by any CFC, (ii) any lease, license, contract or agreement (other than any Customer Agreement or contract or agreement for the sale or other transfer of SRECs) to which a Loan Party is a party or any of its rights or interests thereunder if and for so long as a grant of a security interest therein would constitute or result in (x) the unenforceability of any right of such Loan Party therein or (y) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Uniform Commercial Code or other applicable Law), other than, to the extent such lease, license, contract or agreement is severable, any portion of such lease, license, contract or agreement that does not result in any of the consequences specified in sub-clause (x) or (y) of this clause (ii), including any proceeds and receivables of such lease, license, contract or agreement, (iii) any interest in real property, (iv) motor vehicles and other goods covered by a certificate of title (other

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than inventory), except to the extent that the creation and/or perfection of a security interest therein may be achieved by the filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (v) Equity Interests of any Person other than each Subsidiary Guarantor and each other Subsidiary that is not an Excluded Subsidiary, (vi) any trademark application filed in the United States Patent and Trademark Office on the basis of any Loan Party’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that the creation and/or perfection of a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (vii) any commercial tort claim in an amount reasonably estimated to be less than $100,000, (viii) letter-of-credit rights in respect of any letter of credit with a face amount less than $100,000, other than letter-of-credit rights that constitute supporting obligations for other Collateral, (ix) any SREC that (x) has been sold pursuant to a forward purchase contract or a payment upon delivery contract and (y) is subject to the interest of a third party in connection with the monetization of such SREC, (x) any property encumbered by Liens permitted by Section 7.01(u) if and for so long as such property is so encumbered, (xi) any property if and for so long as a grant of a security interest therein would violate applicable Law and (xii) other particular assets if, and for so long as, the Administrative Agent, in consultation with the Borrower, determines that the burden, cost or consequence of creating or perfecting such pledges of or security interests in such assets (taking into account any adverse tax consequences to the Borrower and its Affiliates), or obtaining legal opinions or other deliverables with respect to such assets, is excessive in relation to the benefits to be obtained therefrom by the Lenders;

(B)the Administrative Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to, particular assets (including extensions beyond the Closing Date) where it determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Control Agreements, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01, 6.11 or 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Revolving Credit Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit M.

“Credit Extension” means each of the following:  (i) a Borrowing, and (ii) an L/C Credit Extension.

“Customer Agreement” means a Power Purchase Agreement or a Customer Lease Agreement.

“Customer Agreement Requirements” means, with respect to a Customer Agreement, the following requirements:

(a)the FICO score of the Host Customer party thereto is equal to or greater than 650;

(b)such Customer Agreement is in the form of one of the forms of Customer Agreements as disclosed to the Administrative Agent on the Closing Date (as such forms may be amended or modified after the Closing Date pursuant to Section 7.15);

(c)the Host Customer party thereto is obligated per the terms thereof to make payments in Dollars to a Loan Party;

(d)such Customer Agreement is by its terms an absolute and unconditional obligation of the Host Customer party thereto to (i) pay for electricity generated and delivered or which will be generated and delivered to such Host Customer by the related PV System or (ii) make lease payments for the use of the related PV System, in each case, after such PV System has received permission to operate from the local utility, and such payment obligations under such Customer Agreement do not provide for offset for any reason;

(e)such Customer Agreement is non-cancelable by the Host Customer party thereto pursuant to its terms after the start of installation of the related PV System and is

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subject to termination only in connection with (i) a default thereunder by such Host Customer or (ii) such Host Customer selling its home to a transferee that does not assume such Host Customer’s obligations under such Customer Agreement or that is not adequately creditworthy, in either case, upon the payment of a default or transfer payment by such Host Customer in an amount determined by a stated formula;

(f)such Customer Agreement is governed by the laws of a State of the United States;

(g)such Customer Agreement and the origination thereof was in compliance in all material respects with applicable Law (including all consumer leasing and compliance laws) at the time such Customer Agreement was originated and executed; and

(h)to the knowledge of the Borrower, such Customer Agreement is legal, valid and binding on the Host Customer party thereto and enforceable against such Host Customer in accordance with its terms.

“Customer Lease Agreement” means a lease agreement entered into by a Loan Party and a Host Customer, pursuant to which such Host Customer agrees to lease a PV System from such Loan Party in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the overdue principal or interest in respect of a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulted Amount” has the meaning specified in Section 2.12(b)(iii).

“Defaulted Subsidiary” means any Subsidiary (including any Project Subsidiary) (a) that is the subject of any event or circumstance referred to in Section 8.01(f) or Section 8.01(g) or (b) that is the subject of any event or circumstance referred to in Section 8.01(e) with respect to which the related creditor has exercised any rights or remedies.

“Defaulting Lender” means a Lender during the period and only for so long as a Lender Default is in effect with respect to such Lender.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Designated Subsidiary” means (i) VS Holdings, (ii) VS Operations, (iii) VS Developer, (iv) VS Provider and (v) each other Domestic Subsidiary of the Borrower (other than (A) any CFC or (B) any Excluded Subsidiary).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends (or the equivalent thereof) in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety‑one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if any Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (i) those persons identified by the Borrower (or one of its Affiliates) or the Investors to the Administrative Agent in writing on or prior to the Closing Date, (ii) competitors of the Borrower (including Persons engaged in the business of (a) owning, managing, operating, maintaining or developing solar photovoltaic systems for use in residential or commercial applications, (b) home automation installation or services, (c) security system installation or services (whether commercial or residential) or (d) internet and

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

telecommunication services) identified by the Borrower to the Administrative Agent in writing from time to time before or after the Closing Date and (iii) any Affiliate of any Person described in clause (i) or (ii) that is reasonably identifiable by name as an Affiliate of such Person, other than bona fide debt fund Affiliates of such Person.  The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Drawing” has the meaning specified in Section 2.03(c)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Available Take-Out” means, as of any date of determination,

(a)the aggregate of (i) each Tax Equity Commitment that constitutes Eligible Take-Out, less the amount of the Tax Equity Investment made thereunder on or prior to such date, and (ii) each Backleverage Financing Commitment that constitutes Eligible Take-Out, less the amount of the Backleverage Financing provided thereunder on or prior to such date, less

(b)the sum of:

(i)all amounts (but only such amounts) then owed to (A) any Tax Equity Investor or Backleverage Financing Provider, as the case may be, by the Borrower or any Subsidiary that such Tax Equity Investor or Backleverage Financing Provider, as the case may be, has a right to setoff against any Tax Equity Commitment or Backleverage Financing Commitment, as the case may be, or any Tax Equity Investment or Backleverage Financing, as the case may be, made or provided thereunder, or (B) any Person by the Borrower or any Subsidiary for which such Person has a claim, demand or liability, whether by action, suit, counterclaim or otherwise, against any Tax Equity Commitment or Backleverage Financing Commitment, as the case may be, or any Tax Equity Investment or Backleverage Financing, as the case may be, made or provided thereunder, and

(ii)all amounts (but only such amounts) of such Tax Equity Commitment or Backleverage Financing Commitment, as the case may be, as to which any Tax Equity Investor or Backleverage Financing Provider, as the case may be, (A) has disputed in writing its obligation to fund such Take-Out (excluding any ordinary course dispute relating to whether any individual Project has satisfied the eligibility criteria contained in the Tax Equity Documents or Backleverage Financing Documents, as the case maybe, related to such Tax Equity Commitment or Backleverage Financing Commitment, as the case may be) or (B) has generally made statements that it is unable to satisfy its funding obligations.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Eligible Project Back-Log” means, at any time, the sum of, without duplication:

(a)[***]% of the aggregate Project Values of the CAD Projects;

(b)[***]% of the aggregate Project Values of the Permitted Projects; and

(c)[***]% of the aggregate Project Values for the Installed Projects.

If, at any time after the Closing Date, the Administrative Agent believes, in its commercially reasonably judgment, based on a Compliance Certificate, a field examination or otherwise, that:

(x)the Attrition Rate applicable to any Project Status (as determined by the Borrower as of any determination date) is materially incorrect; or

(y)the Attrition Rate applicable to any Project Status has increased in any material respect (whether based on the Borrower’s determination or the Administrative Agent’s determination as provided below), then, the Administrative Agent shall notify the Borrower and provide:

(A)in the case of clause (x), its calculation of the Attrition Rate (together with reasonably supporting data) for the applicable Project Status; and

(B)in the case of clause (y), its reasonable determination of the reductions in the applicable percentage(s) set forth in paragraphs (a), (b) and (c) above for the applicable Project Status (the “Advance Rates”) that should apply based on such increase in Attrition Rate(s).

The Borrower shall review the Administrative Agent’s notice and, if the Borrower disagrees with the information contained therein, may provide evidence reasonably satisfactory to the Administrative Agent with respect to the applicable Attrition Rate(s) and Advance Rate(s); provided, that the Administrative Agent’s calculation of any Attrition Rate, and the determination of the Administrative Agent with respect to the Advance Rates, shall govern so long as such determination is based on the Administrative Agent’s commercially reasonable judgment.  Upon any such determination by the Administrative Agent with respect to Advance Rates, the Advance Rates in this definition shall be automatically amended and shall thereafter apply to all applicable calculations under this Agreement. If, the Advance Rate in respect of any Project Status is decreased by the Administrative Agent in accordance with this definition, and the Borrower demonstrates to the Administrative Agent’s reasonable satisfaction that the Attrition Rate for such Project Status has subsequently decreased, the Administrative Agent shall increase the Advance Rate(s) for such Project Status commensurately with the agreed decrease in such Attrition Rate; provided that in no event will any Advance Rate exceed the amount thereof as of the Closing Date.

“Eligible Projects” means Residential Projects owned by a Loan Party, the values of which shall be determined by reference to the Project Values thereof; provided, however, that none of the following categories of Projects shall constitute Eligible Projects:

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a)Projects which are subject to any Lien other than (i) Liens in favor of the Administrative Agent and (ii) Liens thereon permitted under Section 7.01;

(b)Projects in which any Person other than a Loan Party shall have any ownership interest or any other interest or title, other than (i) any such interest or title of any Host Customer pursuant to the Customer Agreement related thereto and (ii) Liens thereon permitted under Section 7.01;

(c)Projects that are not Tax Credit Eligible Projects;

(d)Projects the PV Systems related to which use solar photovoltaic panels or inverters that were obtained from, or are a product of, a manufacturer that has not been approved by any Tax Equity Investor or Backleverage Financing Provider;

(e)Projects located in a State or locality that has not been approved by any Tax Equity Investor or Backleverage Financing Provider;

(f)Projects for which any manufacturer’s warranty related to the photovoltaic panels and inverters related thereto is not in full force or effect or cannot be enforced by a Loan Party;

(g)Inactive Projects;

(h)Projects that have been purchased by the related Host Customer;

(i)Projects which are to be Tranched in order to reduce the True-Up Liability; and

(j)Projects which have been identified for Tranching with the use of Take-Out that is not Eligible Take-Out.

“Eligible Take-Out” means Take-Out the proceeds of the Tax Equity Investments or Backleverage Financing to be made or provided thereunder shall be used in accordance with the definitions of such terms; provided, however, that none of the following categories of Take-Out shall constitute Eligible Take-Out:

(a)Take-Out provided by any Person that is the subject of any action or proceeding of a type described in Section 8.01(f); and

(b)Take-Out with respect to which a default has occurred and is continuing or a condition is not reasonably capable of being satisfied under the applicable Tax Equity Document or Backleverage Financing Document, as the case may be, in each case, solely to the extent that the Tax Equity Investor or Backleverage Financing Provider thereunder would have the right to cease funding as a result of such default or condition not reasonably capable of being satisfied (unless such right to cease funding has been waived).

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment, natural resource damage, the Release of, or exposure to, pollutants, contaminants, or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties, losses, actions, claims, notices of violation, demands or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, action, consent, waiver, exemption, variance, franchise, order, right, approval, identification number, license or other authorization issued by or from a Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is in reorganization; (iv) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (vi) with respect to a Pension

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Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (vii) the imposition of a Lien on the assets of a Loan Party or any Subsidiary pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan; or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” means (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits, taxes, third party escrow, customs, other fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (ii) local checking accounts of any Loan Party with an average daily balance in any month which does not exceed $50,000 and (iii) cash accounts of any Loan Party with an average daily balance in any month which does not exceed $100,000 at any time for any single account and $1,000,000 at any time in the aggregate.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Contribution” means net cash proceeds received by the Borrower from:

(1)contributions to the common equity capital of the Borrower; and

(2)the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of common Equity Interests of the Borrower;

in each case to the extent designated as Excluded Contributions by the Borrower within 180 days of the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Project Subsidiary, (c) any Subsidiary of a Financing Subsidiary that Guarantees Indebtedness of such Financing Subsidiary, (d)(i) Solmetric Corporation, a California corporation, (ii) Vivint Solar Commercial Developer, LLC, a Delaware limited liability company, (iii) Vivint Solar Commercial Provider, LLC, a Delaware limited liability company, and (iv) Vivint Solar Licensing, LLC, a Delaware limited liability company, (e) any not-for-profit Subsidiaries and (f) any captive insurance subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Hedge Bank applicable to such Swap Obligations.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

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“Existing Vivint Intercompany Agreements” means (i) the “Master Backup Maintenance Services Agreement” described in the section of the Registration Statement captioned “Certain Relationships and Related Party Transactions—Agreements with Vivint” and (ii) the “Transition Services Agreement”, the “Master Intercompany Framework Agreement” and the “Trademark License Agreement” described in the section of the Registration Statement captioned “Certain Relationships and Related Party Transactions—Expected Agreements with Vivint”.

“Facility Increase” has the meaning specified in Section 2.14(a).

“Facility Increase Joinder Agreement” means a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, among the Borrower, the Administrative Agent and one or more Additional Revolving Credit Lenders, establishing the Revolving Credit Commitments of such Additional Revolving Credit Lenders and effecting such other amendments to this Agreement and the other Loan Documents as are contemplated by Section 2.14.

“Failed Loan” has the meaning specified in Section 2.12(b)(ii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), including any regulations or official interpretations thereof whether issued before or after the date of this Agreement, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Section of the Code (or any such amended or successor version thereof) and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Citibank, on such day on such transactions as determined by the Administrative Agent.

“Field Examination Trigger Event” means, at any time, an Overadvance the amount of which at such time is greater than 20% of the Borrowing Base at such time.

“Financing Subsidiary” means any direct or indirect, wholly-owned Subsidiary of the Borrower that is a special purpose entity (i) that is formed for the purpose of financing a direct or indirect investment in the Equity Interests of Investment Fund Subsidiaries and (ii) the assets of which consist solely of Equity Interests in Manager Subsidiaries and/or Investment Fund Subsidiaries.  A Subsidiary may be both a Financing Subsidiary and a Manager Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Goldman Sachs” has the meaning specified in the introductory paragraph hereto.

“Government Incentive” means SRECs, reporting rights under The Energy Policy Act of 1992, Green-e® products and any other federal, state or local subsidies, grants, utility rebates, or similar benefits or incentives, including production based incentives, Tax Credits or other federal, state or local tax benefits or credits.

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, without duplication, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any

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Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Guarantors” means (i) each Subsidiary Guarantor and (ii) solely in respect of any Secured Hedge Agreement or Cash Management Agreement to which the Borrower is not a party, the Borrower.

“Guaranty” means the guaranty made by the Guarantors pursuant to Article XI.

“Hazardous Materials” means all pollutants, contaminants or hazardous or toxic chemicals, compounds, constituents, materials, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could reasonably be expected to give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, or is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender and is party to a Secured Hedge Agreement as of the Closing Date, in its capacity as a party thereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

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“Host Customer” means the customer(s) under a Customer Agreement.

“Immaterial Subsidiary” means any Subsidiary that has assets with a total book value of $1,000,000 or less.

“Inactive Project” means any Project that (a) remains a CAD Project for more than [***] days after such Project was first included in the Eligible Project Back-Log as a CAD Project or (b) remains a Permitted Project for more than [***] days after such Project was first included in the Eligible Project Back-Log as a Permitted Project.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(i)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii)net obligations of such Person under any Swap Contract;

(iv)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(v)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi)all Attributable Indebtedness;

(vii)all obligations of such Person in respect of Disqualified Equity Interests; and

(viii)to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the

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extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be Indebtedness of such Person in accordance with GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (v) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.  Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date such Lender acquires an interest in a Loan or Revolving Credit Commitment, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (v) any withholding Taxes imposed under FATCA.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief debt adjustment law or corporate law (including the making of a proposal or the filing of a notice of intention to make a proposal under such law); (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Installed Project” means, at any time, an Eligible Project (i) the PV System related to which (A) has been installed in compliance in all material respects with applicable Law and (B) is mechanically complete at such time, (ii) with respect to which a Loan Party has (A) entered

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into a Customer Agreement that satisfies the Customer Agreement Requirements and (B) completed a system design, in each case, at such time and (iii) that has not been Tranched as of such time.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, to the extent available (as determined by each Lender of such Eurodollar Rate Loan) to all Lenders making such Eurodollar Rate Loan, one week or nine or twelve months thereafter, in each case, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all Lenders making such Eurodollar Rate Loan; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

“Inverted Lease Structure” means a tax equity investment structure in which (i) a Loan Party sells or otherwise transfers on Arm’s Length Terms a Tax Credit Eligible Project to an Investment Fund Subsidiary and (ii) such Investment Fund Subsidiary then leases such Tax Credit Eligible Project to a Tax Equity Investor or a Subsidiary thereof pursuant to a lease agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or

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assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Conditions” means, with respect to any Investment, prior to and immediately after giving effect to such Investment, (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) no Overadvance shall be existing or would result therefrom, (c) the aggregate outstanding principal amount of all Indebtedness of the Project Subsidiaries shall not exceed 75% of Retained Value at such time and (d) the Net Retained Value Coverage Ratio shall not be less than 1.50:1.00.

“Investment Fund Subsidiary” means any Subsidiary that is a special purpose entity (i) that has no employees, (ii) that is formed for the purpose of acquiring and owning or leasing Tax Credit Eligible Projects pursuant to a transaction structured as an Inverted Lease Structure, a Partnership Flip Structure or a Sale-Leaseback Structure and (iii) the assets of which consist solely of Tax Credit Eligible Projects that have been Tranched to such Subsidiary.

“Investors” means one or more investment funds, investment partnerships or managed accounts controlled or managed by The Blackstone Group L.P. or one of its Affiliates (other than any portfolio operating companies).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“ITC” means any investment tax credit under Section 48 of the Code or any similar provision concerning a refundable tax credit that replaces such investment tax credit program.

“Junior Indebtedness” means Indebtedness that is (a) secured by Liens that are contractually subordinated to any Lien securing the Obligations, (b) unsecured or (c) subordinated in right of payment to the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Credit Commitment hereunder at such time.

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“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its L/C Participation in any L/C Borrowing.

“L/C Borrowing” has the meaning specified in Section 2.03(c)(iii).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, (i) Citibank, in its capacity as issuer of Letters of Credit under Section 2.03(b) and its successor or successors in such capacity and (ii) each Additional L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation” has the meaning specified in Section 2.03(b)(ii).

“L/C Reimbursement Percentage” has the meaning specified in Section 2.03(c)(i).

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b), and their respective permitted successors and assigns, and shall include, as the context may require, each L/C Issuer and/or the Swing Line Lender in such capacity.

“Lender Default” means, with respect to any Lender, that (i) such Lender has failed (or provided written notification to the Administrative Agent of its intent to fail) to fund any portion of the Revolving Credit Loans, L/C Participations (including by way of L/C Advances or Revolving Credit Loans) or Swing Line Participations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless such failure to fund is the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the required funding), (ii) such Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such failure to pay is the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the

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required payment), (iii) such Lender has become the subject of a bankruptcy or insolvency or other conservatorship or receivership proceeding or other event or circumstance referred to in Section 8.01(f) or (g) (with references to the Loan Parties being deemed to be to such Lender for such purpose) or is Controlled by a Person who has become the subject of a bankruptcy or insolvency or other conservatorship or receivership proceeding (with references to the Loan Parties being deemed to be to such Person for such purpose), provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iv) such Lender has made a public statement to the effect that it does not intend to comply with its funding obligations, generally, under other syndicated credit facilities (unless such Lender states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or such Lender has defaulted in fulfilling its obligations, generally, under other syndicated credit facilities.

“Lender Party” means each Lender, each L/C Issuer, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and designated by the Administrative Agent as a “Lender Party”, and each Indemnitee and their respective successors and assigns, and “Lender Parties” means any two or more of them, collectively.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” has the meaning specified in Section 2.03(i).

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“Letter of Credit Sublimit” means an amount equal to $20,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License” means any license or agreement with a third party under which a Loan Party is authorized to use Intellectual Property in connection with the conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or the Collateral Agent of those rights and remedies accorded to the Administrative Agent and/or the Collateral Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of any public, private or other Disposition of Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Payment Direction Letter, (v) the Collateral Documents and (vi) except for purposes of Section 10.01, each Issuer Document.

“Loan Parties” means, collectively, (i) the Borrower and (ii) the Guarantors.

“Management Stockholders” means the members of management of the Borrower or any Subsidiary who hold Equity Interests in the Borrower as of the Closing Date.

“Manager Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a special purpose entity (i) that is formed for the purpose of holding Equity Interests in an Investment Fund Subsidiary and (ii) the assets of which consist solely of Equity Interests in Investment Fund Subsidiaries.  A Subsidiary may be both a Manager Subsidiary and a Financing Subsidiary.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and the

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Subsidiaries, taken as a whole; (ii) a material impairment on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which  any Loan Party is a party; (iii) a material impairment on the rights and remedies available to the Lenders or any Agent under any Loan Document; or (iv) a material adverse effect on the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the fifth anniversary of the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Retained Value” means, as of any date of determination, the net of (a) Retained Value calculated as of such date, less (b) any amounts payable by any Subsidiary in relation to a judgment of the type described in Section 8.01(h) as of such date, less (c) Indebtedness of the Project Subsidiaries as of such date.

“Net Retained Value Coverage Ratio” means, at any time, the ratio of (a) Net Retained Value at such time to (b) the Aggregate Commitments at such time.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any date, a Lender which is not a Defaulting Lender at such date.

“Not Otherwise Applied” means, with reference to any amount, that such amount has not previously been (and is not concurrently being) applied to any other use or transaction.

“Notes” means, collectively, (i) Revolving Credit Notes and (ii) the Swing Line Note.

“Obligations” with respect to each Loan Party, without duplication:

(i)all principal of and interest (including any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including any fees,

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expenses, indemnification obligations and other amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by any Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document;

(v)all amounts now or hereafter payable by any Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of any Loan Party pursuant to this Agreement or any other Loan Document; and

(vi)all Cash Management Obligations of a Loan Party arising under any Cash Management Agreement and all obligations of a Loan Party arising under any Secured Hedge Agreement; provided that (x) such Cash Management Obligations and obligations under an Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means:  (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” means, at any time, that the Total Revolving Credit Outstandings at such time exceeds the Borrowing Base at such time.  The amount of an Overadvance at any time is the amount by which the Total Revolving Credit Outstandings at such time exceeds the Borrowing Base at such time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Partnership Flip Structure” means a tax equity investment structure in which (i) a Loan Party sells or otherwise transfers on Arm’s Length Terms a Tax Credit Eligible Project to a Tax Equity Partnership and (ii) the terms of the Equity Interests in such Tax Equity Partnership (including with respect to distributions) change (or “flip”) upon the satisfaction of specified conditions in the Organization Documents of such Tax Equity Partnership (including the receipt by the Tax Equity Investor(s) that have made an investment in the Equity Interests in such Tax Equity Partnership of a targeted rate of return on such investment).

“Payment Direction Letter” means a payment direction letter executed and delivered by each Project Subsidiary and substantially in the form of Exhibit N.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Holders” means each of (x) the Investors and (y) the Management Stockholders (provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of the Borrower in the aggregate, they

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shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of the Borrower at such time).

“Permitted Project” means, at any time, an Eligible Project (i) the PV System related to which has not been installed as of such time, (ii) with respect to which a Loan Party has (A) entered into a Customer Agreement that satisfies the Customer Agreement Requirements and (B) completed a system design, in each case, at such time, (iii) with respect to which the Loan Parties have received all necessary permits from Governmental Authorities required to be obtained prior to installation of the related PV System and (iv) that has not been Tranched as of such time.

“Permitted Refinancing” means, with respect to any Indebtedness (the “Original Indebtedness”), any Indebtedness that modifies, refinances, refunds, renews, replaces or extends such Original Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount equal to unpaid and accrued interest and premium on such Original Indebtedness plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with the modification, refinancing, refunding, renewal, replacement or extension thereof and by an amount equal to any existing commitments unutilized thereunder, (ii) such Permitted Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Original Indebtedness, (iii) at the time of the incurrence of such Permitted Refinancing, no Event of Default shall have occurred and be continuing, (iv) if such Original Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing such Original Indebtedness, (v) such Permitted Refinancing shall not constitute an obligation (including pursuant to a Guarantee) of any Person that is not an obligor in respect of such Original Indebtedness and (vi) such Permitted Refinancing shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Power Purchase Agreement” means a power purchase agreement entered into by a Loan Party and a Host Customer, pursuant to which such Host Customer agrees to purchase electricity from such Loan Party generated by a PV System installed on such Host Customer’s property.

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“Project” means a PV System, all real property rights associated therewith, all rights under the related Customer Agreement and all other rights related thereto, including all parts and manufacturers’ warranties and rights to access customer data.

“Project Formula Amount” means, at any time, the lesser of (a) [***]% of the Eligible Project Back-Log at such time and (b) [***]% of the Eligible Available Take-Out at such time.

“Project Lien Release Conditions” means, with respect to any Disposition expressly permitted by Section 7.05(s), prior to and after giving effect to such Disposition, (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) no Specified Overadvance shall be existing or would result therefrom.

“Project Status” means, in respect of any Project that has not been Tranched, its classification as a “CAD Project”, “Permitted Project” or “Installed Project”.

“Project Subsidiary” means an Investment Fund Subsidiary, Manager Subsidiary or Financing Subsidiary.

“Project Value” means, as of any date of determination and with respect to any Project, the appraised value of such Project, based on the Project location and the applicable dollar amount per watt set forth in the most recent Appraisal applicable to such Project location (including, to the extent applicable, any rate adjustment, sun hours adjustment or specific geographic adjustment applicable to Projects in such location, as set forth in such Appraisal).

“Projections” has the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“PV System” means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring equipment, connectors, meters, disconnects and over current devices.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant

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fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registration Statement” means the registration statement on Form S-1 (No. 333‑198372), including the prospectus forming a part thereof, filed by the Borrower with the SEC on August 26, 2014 and declared effective under the Securities Act as of September 30, 2014.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub-agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating into or onto the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (i) with respect to a Revolving Credit Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (ii) with respect to an L/C Credit Extension, a Letter of Credit Application and (iii) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” mean, as of any date of determination, Lenders holding more than 50.00% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s L/C Participations and Swing Line Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitments of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Residential Project” means a Project installed on residential property the PV System related to which is to be used to generate energy for residential purposes only.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered pursuant to Section 4.01(a)(iii), any secretary or assistant secretary of such Loan Party.  Each Lender Party may conclusively presume that any document delivered hereunder that is signed by a Responsible Officer of a Loan Party has been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer has acted on behalf of such Loan Party.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Retained Value” means, as of any date of determination, the net of (a) Base Retained Value, less (b) the amount of Base Retained Value attributable to Defaulted Subsidiaries, less (c) with respect to each Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Borrower, to the extent not already deducted in the calculation of Base Retained Value pursuant to clause (b)(i) of the definition of the term “Base Retained Value”, the product of (i) the amount of Base Retained Value attributable to such Subsidiary, multiplied by (ii) the percentage of the Equity Interests in such Subsidiary that are held directly by any Person other than the Borrower or a direct or indirect wholly owned Subsidiary of the Borrower.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase L/C Participations in respect of Letters of Credit and (c) purchase Swing Line Participations in respect of Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $131,000,000 on the Closing Date.

“Revolving Credit Exposure” means as to each Revolving Credit Lender at any time, the sum of (a) the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans at such time, (b) the Outstanding Amount of each L/C Participation of such Revolving Credit Lender outstanding at such time (except to the extent such L/C Participation shall have been funded as an L/C Advance or a Revolving Credit Loan as of such time), (c) the Outstanding Amount of each L/C Advance of such Revolving Credit Lender outstanding at such time, (d) each Swing Line Participation of such Revolving Credit Lender at such time (except to the extent such Swing Line Participation shall have been funded as a Revolving Credit Loan or pursuant to Section 2.04(c)(ii) as of such time) and (e) all amounts outstanding that have been funded pursuant to Section 2.04(c)(ii) at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Person that has a Revolving Credit Commitment or holds Revolving Credit Loans at such time.

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“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback Structure” means a tax equity investment structure in which (i) a Loan Party sells or otherwise transfers a Tax Credit Eligible Project to an Investment Fund Subsidiary and (ii) such Investment Fund Subsidiary then sells on Arm’s Length Terms such Tax Credit Eligible Project to a Tax Equity Investor or a Subsidiary thereof pursuant to a purchase agreement and concurrently leases back such Tax Credit Eligible Project therefrom.

“Sanction(s)” means any international economic sanction administered or enforced by the United States of America (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or Government of Canada.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank and designated as a “Secured Hedge Agreement” under this Agreement.

“Secured Parties” means (i) each Lender Party, (ii) each Cash Management Bank, (iii) each Hedge Bank, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (v) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the security agreement executed by the Loan Parties substantially in the form of Exhibit G-1.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shared Debt Amount” means, at any time, an amount equal to (a) $25,000,000, minus (b) the aggregate principal amount of all Indebtedness incurred prior to such time in reliance on clause (e), (g), (m) or (o) of Section 7.03.

“Solvency Certificate” means the certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent and the Borrower.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a

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consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Specified Overadvance” means, at any time, an Overadvance the amount of which at such time is greater than 30% of the Borrowing Base at such time.

“SREC” means a solar renewable energy certificate or any other similar credit or certificate issued by a Governmental Authority or pursuant to a program established by, under or in relation to applicable Laws or other directives or policies of a Governmental Authority.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a party to this Agreement as a “Guarantor” and a party to the Security Agreement as a “Grantor” thereunder.

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s L/C Participations and Swing Line Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

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“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Goldman Sachs, in its capacity as lender of Swing Line Loans hereunder to the Borrower hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Loan Sublimit” means an amount equal to the lesser of (i) $15,000,000 and (ii) the Revolving Credit Facility.  The Swing Line Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

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“Swing Line Note” means the promissory note of the Borrower payable to the Swing Line Lender, substantially in the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Loans made by the Swing Line Lender to the Borrower.

“Swing Line Participation” has the meaning specified in Section 2.04(b).

“Swing Line Reimbursement Percentage” has the meaning specified in Section 2.04(c)(i).

“Take-Out” means Tax Equity Commitments and Backleverage Financing Commitments.

“Take-Out Spreadsheet” means a spreadsheet, substantially in the form of Exhibit L, listing the Eligible Take-Out and providing the Eligible Available Take-Out thereunder.

“Tax Credit Eligible Project” means a Project (or a PV System to which such Project relates) that satisfies each of the Tax Credit Eligibility Requirements.

“Tax Credit Eligibility Requirements” means, with respect to any Project, the requirements that such Project:

(a)is located solely within the United States;

(b)is not, in any part, owned or leased to any (i) Person that is a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code; (ii) Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v); or (iii) Person that is for U.S. federal income tax purposes an entity disregarded as separate from its owner or a partnership a direct or indirect owner of a beneficial interest in which is a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code or a Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v), unless such “tax-exempt entity,” “tax-exempt controlled entity” or Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v) holds such interest for U.S. federal income tax purposes through a taxable C Corporation (as defined in the Code) that either (i) is not a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code or (ii) is not treated as a “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code because it has made an election under Section 168(h)(6)(F)(ii) of the Code;

(c)is not, and has not been, “placed in service” within the meaning of section 167 of the Code and the Treasury Regulations thereunder and has not received permission to operate from the applicable local utility;

(d)is not or will not be composed of parts that are used and that compose more than a de minimis portion of such Project’s total fair market value;

(e)does not include any asset for which a Person has made a claim for a Cash Grant; and

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(f)to the knowledge of any Loan Party, will not be used to heat water in a swimming pool.

“Tax Credits” means (i) Cash Grants, (ii) ITCs and (iii) other tax credits established by the IRS or any State of the United States for the purchase, lease, other acquisition, ownership or use of PV Systems or Projects.

“Tax Equity Commitment” means, with respect to any Tax Equity Investor, such Tax Equity Investor’s legally valid and binding commitment to make a Tax Equity Investment.  The amount of any Tax Equity Investor’s Tax Equity Commitment is the amount of the Tax Equity Investment that such Tax Equity Investor has made a legally valid and binding commitment to make in cash.

“Tax Equity Document” means an agreement or instrument entered into by the Borrower or a Subsidiary and a Tax Equity Investor that evidences such Tax Equity Investor’s Tax Equity Commitment.

“Tax Equity Investment” means a cash investment made by a Tax Equity Investor pursuant to a transaction structured as an Inverted Lease Structure, a Partnership Flip Structure or a Sale-Leaseback Structure, the proceeds of which shall be used, directly or indirectly, to make payments to a Loan Party in respect of Residential Projects that have been Tranched.

“Tax Equity Investor” means a Person that has provided a Tax Equity Commitment.

“Tax Equity Partnership” means a special purpose entity (which may or may not be organized in the form of a partnership) the Equity Interests in which are held by a Manager Subsidiary, as the managing member of such entity, and a Tax Equity Investor or a Subsidiary thereof, as the investor member of such entity, and the members of which are obligated to make cash capital contributions to such entity the proceeds of which are to be used by such entity to purchase Tax Credit Eligible Projects from a Loan Party in accordance with the Partnership Flip Structure.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Revolving Credit Outstandings” means the Revolving Credit Exposures of all the Lenders.

“Tranching” means, with respect to a Project, the sale or other transfer of such Project (including the assignment of the related Customer Agreement) on Arm’s Length Terms to an Investment Fund Subsidiary pursuant to a transaction structured as an Inverted Lease Structure, a Partnership Flip Structure or a Sale-Leaseback Structure, as the case may be.  If a Project is Tranched pursuant to a transaction structured as an Inverted Lease Structure, a Partnership Flip Structure or a Sale-Leaseback Structure pursuant to which a Tax Equity Investor has made a Tax

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Equity Investment, such Project may be referred to herein as having been Tranched to such Tax Equity Investor or the applicable Investment Fund Subsidiary in which such Tax Equity Investor has made its Tax Equity Investment.  A Project that has been Tranched may be referred to in this Agreement and the other Loan Documents as a “Tranched Project”.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Borrower or any of its (or their) Subsidiaries in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (including expenses in connection with hedging transactions related to the Revolving Credit Facility and any original issue discount or upfront fees).

“Transactions” means collectively, (a) the execution and delivery of Loan Documents entered into on the Closing Date and the funding of any Loans and/or issuance of any Letters of Credit hereunder and (b) the payment of Transaction Expenses.

“True-Up Liability” means, with respect to any Tax Equity Investor or Investment Fund Subsidiary, the liability of the Borrower or a Subsidiary to such Tax Equity Investor or Investment Fund Subsidiary resulting from the reduction in the fair market value of Projects that have been Tranched to such Tax Equity Investor or Investment Fund Subsidiary.  The True-Up Liability shall be determined at any time based on the amount thereof that is set forth in the financial statements of the Borrower and the Subsidiaries, the True-Up Liability may be reduced from time to time by the Tranching of additional Projects to Tax Equity Investors or Investment Fund Subsidiaries.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and the Subsidiaries as of September 30, 2014 and related consolidated statements of operations, redeemable preferred stock, redeemable non-controlling interests and equity, and cash flows of the Borrower and the Subsidiaries for the year to date period ended September 30, 2014.

“Unencumbered Liquidity” means the sum of cash and Cash Equivalents of the Loan Parties (determined as of the last day of each month based on the average daily balance thereof during such month) and not subject to any Lien other than the first-priority perfected security interest of the Administrative Agent in such deposit accounts and securities accounts.

“United States” and “U.S.” mean the United States of America.

“Unpaid L/C Lender Amount” has the meaning assigned to such term in Section 2.03(c)(vi).

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“Unpaid Swing Line Loan Amount” has the meaning assigned to such term in Section 2.04(c)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Vivint Entity” means Vivint, Inc., a Utah corporation, or any of its Subsidiaries.

“Vivint Intercompany Agreements” means, collectively, (a) the Existing Vivint Intercompany Agreements and (b) any other agreement between the Borrower or any Subsidiary, on the one hand, and any Vivint Entity, on the other hand, that replaces any Existing Vivint Intercompany Agreement, in each case, together with all schedules, exhibits and other definitive documentation relating thereto.

“VS Developer” means Vivint Solar Developer, LLC, a Delaware limited liability company.

“VS Financing I” means Vivint Solar Financing I, LLC, a Delaware limited liability company.

“VS Holdings” means Vivint Solar Holdings, Inc., a Delaware corporation.

“VS Operations” means Vivint Solar Operations, LLC, a Delaware limited liability company.

“VS Provider” means Vivint Solar Provider, LLC, a Delaware limited liability company.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the

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corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(b)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03Accounting Terms and Determinations.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Computation of Certain Financial Covenants.  Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Borrower and the Subsidiaries.

Section 1.04Rounding.  Any financial ratios required to be maintained or satisfied by the Borrower or any Subsidiary pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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Section 1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07Timing of Payment or Performance.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01The Loans.  Subject to the terms and conditions set forth herein,

(a)each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Availability Conditions shall be satisfied; and

(b)within the limits of each Lender’s Revolving Credit Commitment and subject to the other terms and conditions hereof, the Borrower may borrow under Section 2.01(a), prepay under Section 2.05 and reborrow under Section 2.01(a).  The Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a)Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 2:00 p.m., New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Each notice must be received by the Administrative Agent not later than 12:00 noon, New York time, on the requested date of any Borrowing of Base Rate Loans (but with respect to the initial Credit Extension, one Business Day prior to the requested date of any Borrowing of Base Rate Loans).  If the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the

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definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 2:00 p.m., New York time, four Business Days prior to the requested date of such Borrowing, conversion or continuation whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., New York time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Revolving Credit Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, (i) a Swing Line Loan may not be converted to a Eurodollar Rate Loan and (ii) no Loan may be converted or continued as a Loan denominated in another currency, but instead must be prepaid in the original currency.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Percentage of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  Each Revolving Credit Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office in Dollars not later than 2:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative

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Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Loan is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds thereof shall be applied to the payment in full of any L/C Borrowing and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of any Revolving Credit Loans.

Section 2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the earlier of (x) the Letter of Credit Expiration Date and (y) the last day of the Availability Period, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or to the Borrower for the benefit of a Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) (I) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower (or to the Borrower for the benefit of a Subsidiary) and any drawings thereunder (pro rata in accordance with the Applicable Adjusted Percentage of such Revolving Credit Lenders); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (A) the Availability Conditions shall be satisfied and (B) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

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(ii)No L/C Issuer shall issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (excluding Defaulting Lenders) and such L/C Issuer have approved such expiry date.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law, but if not having the force of law, then being one with which the L/C Issuer would customarily comply) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Credit Lender.

(iv)The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

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(v)The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that

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the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or to the Borrower for the benefit of the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Such L/C Issuer shall issue any such Letters of Credit for the account of the Borrower (or to the Borrower for the benefit of the applicable Subsidiary) or enter into the applicable amendments, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance or increase of each Letter of Credit in accordance with the above restrictions (including Section 2.03(a)(i) and the proviso thereto), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit (or, in the case of an increase of a Letter of Credit, in the amount so increased) in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage multiplied by the amount of such Letter of Credit (or, in the case of an increase to a Letter of Credit, the amount of such increase) to the extent such purchase does not cause the Available Commitments to decrease below zero (an “L/C Participation”).  The renewal or extension of any Letter of Credit in accordance with the provisions of this Section 2.03 shall not relieve any Revolving Credit Lender of its L/C Participations therein.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree that a Letter of Credit shall automatically be extended for one or more additional successive periods not to exceed twelve months each, unless the applicable L/C Issuer, in its sole and absolute discretion, elects not to extend for any such additional periods (each, an “Auto-Extension Letter of Credit”).  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

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(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than the later of (A) 11:00 a.m., New York time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit or (B) 11:00 a.m., New York time, on the Business Day immediately following the date that notice is given pursuant to the immediately preceding sentence (the date on which such later time occurs, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (a “Drawing”).  The Borrower shall reimburse such L/C Issuer in Dollars.  If the Borrower fails to so reimburse the applicable L/C Issuer in Dollars by such time, such L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Adjusted Percentage of all such L/C Participations outstanding at such time (such Revolving Credit Lender’s “L/C Reimbursement Percentage”).  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiple amounts specified in Section 2.02, for the principal amount of Base Rate Loans, but subject to the amount of the Available Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  If an L/C Issuer shall make any Drawing, then, unless the Borrower shall have reimbursed such Drawing in full on the date such Drawing is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such Drawing is made to and including the Honor Date and, thereafter, at the rate per annum determined pursuant to Section 2.08(b) for Base Rate Loans until (but excluding) the date that the Borrower reimburses such L/C Issuer for such Drawing in full.  Interest accrued pursuant to the immediately preceding sentence shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.03(c)(ii) or (iii) to reimburse such L/C Issuer shall be for the account of such Revolving Credit Lender to the extent of such payment.

(ii)Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds in Dollars available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its L/C Reimbursement Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the

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Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer (x) to the extent the Available Commitments would not be less than zero (after giving effect to the decrease in the Available Commitments referred to later in this clause), an extension of credit in the amount of such L/C Participations (an “L/C Borrowing”), which shall decrease the Available Commitments by the amount of such L/C Borrowing, to the extent the Unreimbursed Amount that is not so refinanced, which L/C Borrowings shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Base Rate Loans.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its L/C Participation in such L/C Borrowing in satisfaction of its participation obligation under this Section 2.03 and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Adjusted Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or fund L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.03(c)(ii) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such funding of an L/C Advance or Revolving Credit Loan shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this

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Section 2.03(c) by the time specified in Section 2.03(c)(ii) (an “Unpaid L/C Lender Amount”), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid L/C Lender Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such Unpaid L/C Lender Amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan in the case of L/C Participations, included in the relevant Borrowing or L/C Advance, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s funding of its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender in the same proportion as to which such Revolving Credit Lender funded such Unreimbursed Amount in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer, the Applicable Adjusted Percentage thereof, on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

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(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary; provided that the Borrower shall not be obligated to reimburse the applicable L/C Issuer for any wrongful payment made by such L/C Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.

(f)Role of L/C Issuers.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for:  (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may

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have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Cash Collateral.  Upon the request of the Administrative Agent, if, as of the earlier of (x) the Letter of Credit Expiration Date and (y) the last day of the Availability Period, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(iii) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(iii), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders with L/C Participations, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders with L/C Participations).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of each L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all such L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of such funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(h)Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and

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Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with the proportion its L/C Participations represent of all amounts available to be drawn under all Letters of Credit a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier of (x) the Letter of Credit Expiration Date and (y) the last day of the Availability Period and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate for Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate for Eurodollar Rate Loans.

(j)Fronting Fee and Documentary and Processing Charges to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth calendar day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier of (x) the Letter of Credit Expiration Date and (y) the last day of the Availability Period and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.

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(m)Reporting.  Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer funds any L/C Participation, the date and amount of such L/C Participation and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Participation required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.04Swing Line Loans.

(a)The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the Swing Line Loan Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Adjusted Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to the making of any Swing Line Loan the Availability Conditions would be satisfied; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender risk participations in such Swing Line Loan as Swing Line Participations in the manner set forth in Section 2.04(b).

(b)Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by

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telephone or in writing) of the contents thereof.  If the Swing Line Lender determines, acting in its sole and absolute discretion, that it shall make such requested Swing Line Loan to the Borrower in accordance with the Swing Line Loan Notice, and unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, (I) the Swing Line Lender will, not later than 3:00 p.m., New York time, on the borrowing date specified in such Swing Line Loan Notice make a Swing Line Loan, in the requested amount and (II) each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage multiplied by the principal amount of such Swing Line Loan to the extent such purchase does not cause the Available Commitments to decrease below zero (a “Swing Line Participation”).

(c)Refinancing of Swing Line Loans.

(i)The Swing Line Lender at any time (but no less frequently than once a week) in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan as a Revolving Credit Loan in an amount equal to (I) such Revolving Credit Lender’s Applicable Adjusted Percentage of the amount of all Swing Line Participations then outstanding (such Revolving Credit Lender’s “Swing Line Reimbursement Percentage”).  Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiple amounts specified therein for the principal amount of Base Rate Loans, but subject to the amount of the Available Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make available to the Administrative Agent an amount equal to its Swing Line Reimbursement Percentage of the amount specified in such Committed Loan Notice and in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount as a Revolving Credit Loan.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Revolving Credit Lender fund its respective Swing Line Participation in the relevant Swing Line Loan and each such Revolving

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Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such Swing Line Participations.

(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) (an “Unpaid Swing Line Loan Amount”), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid Swing Line Loan Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If any such Revolving Credit Lender pays such Unpaid Swing Line Loan Amount (with interest and fees as aforesaid), the Unpaid Swing Line Loan Amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loans, included in the relevant Borrowing or funded Swing Line Participation in the relevant Swing Line Loan.  A certificate of the Swing Line Lender submitted to any such Revolving Credit Lender (through the Administrative Agent) with respect to any Unpaid Swing Line Loan Amount owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund Swing Line Participations pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.

(d)Repayment of Participations.

(i)At any time after any Revolving Credit Lender, has purchased and funded a Swing Line Participation, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving

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Credit Lender, shall pay to the Swing Line Lender its Applicable Adjusted Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan as a Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Participation, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.  At any time a Swing Line Loan is outstanding and the Borrower requests a Revolving Credit Borrowing, the Administrative Agent may require the Borrower to (i) utilize a portion of the requested Revolving Credit Borrowing in an amount of such outstanding Swing Line Loan to repay such Swing Line Loan or (ii) at the Borrower’s option, but subject to compliance with Section 2.01, to increase the amount of the requested Revolving Credit Borrowing by up to an amount of such outstanding Swing Line Loan and utilize such increase to repay such Swing Line Loan.  The Administrative Agent shall apply the relevant portion of the requested Revolving Credit Borrowing to repayment of such Swing Line Loan as specified above.

Section 2.05Prepayments.

(a)Optional.

(i)Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice by the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by the Administrative Agent not later than 2:00 p.m., New York time, (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Revolving Credit Lender of its receipt of each such notice and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility).  Each such notice shall be revocable subject to Section 3.05.  Any prepayment

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of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)The Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  Each such notice shall be revocable subject to Section 3.05.

(b)Mandatory.

(i)Excess Outstandings.

(A)If for any reason, at any time, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such time exceeds the aggregate Revolving Credit Commitments at such time, then the Borrower shall promptly prepay Loans, L/C Borrowings and L/C Advances and Cash Collateralize the L/C Obligations (other than L/C Borrowings) to the extent necessary so that the Availability Conditions are satisfied and in the order of priority set forth below in Section 2.05(b)(ii) (it being understood that the L/C Obligations (other than L/C Borrowings) will not be deemed to be outstanding for the purposes of this Section 2.05(b)(i)(A) to the extent they are Cash Collateralized).

(B)If for any reason an Overadvance exists at any time, (1) if the amount of the Overadvance is less than or equal to 30% of the Borrowing Base at such time, then the Borrower shall, within 45 days thereafter, prepay Loans, L/C Borrowings and L/C Advances and Cash Collateralize the L/C Obligations (other than L/C Borrowings) and (2) if the amount of the Overadvance at such time is greater than 30% of the Borrowing Base at such time, then the Borrower shall promptly prepay Loans, L/C Borrowings and L/C Advances and Cash Collateralize the L/C Obligations (other than L/C Borrowings), in each case, to the extent necessary so that the Availability Conditions are satisfied and in the order of priority set forth below in Section 2.05(b)(ii) (it being understood that the L/C Obligations (other than L/C Borrowings) will not be deemed to be outstanding for the purposes of this Section 2.05(b)(i)(B) to the extent they are Cash Collateralized).

(ii)Application to Revolving Credit Facility.  Subject to Section 2.12(b), prepayments made pursuant to Section 2.05(b)(i) first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding (A) L/C Borrowings and (B) Swing Line Loans (to the extent there are any Swing Line Participations in such Swing Line Loans), in each case to the extent such L/C Borrowings and Swing Line Loans are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, second, shall be applied ratably to prepay the principal of

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any outstanding (A) L/C Borrowings and (B) Swing Line Loans (to the extent there are any Swing Line Participations in such Swing Line Loans), in each case to the extent such L/C Borrowings and Swing Line Loans are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured (and any Unpaid L/C Lender Amounts and Unpaid Swing Line Loan Amounts relating to such L/C Borrowings and Swing Line Loans shall be paid ratably with the foregoing amounts referred to in this clause second), third, shall be applied ratably to the outstanding principal of (A) Revolving Credit Loans and (B) L/C Advances owing to Revolving Credit Lenders in their capacities as such, and any accrued and unpaid interest on the foregoing, in each case to the extent such Revolving Credit Loans and L/C Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fourth, shall be used to Cash Collateralize any L/C Obligations not covered by clause first, second or third of this Section 2.05(b)(ii) (to the extent there are any L/C Participations therein), to the extent such L/C Obligations are required to be Cash Collateralized in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fifth, shall be applied ratably to any remaining outstanding Loans, to the extent such Loans are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, and the amount remaining after clauses first through fifth, if any, may be retained by the Borrower for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

Section 2.06Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Loan Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Loan Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Loan Sublimit.

(b)Mandatory.  If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Loan Sublimit exceeds the aggregate amount of the  Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

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(c)Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Loan Sublimit or the Revolving Credit Commitments under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitments of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07Repayment of Loans.

(a)Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is ten Business Days after such Loan is made and (ii) the Maturity Date.

Section 2.08Interest.

(a)Stated Interest.  Subject to the provisions of Section 2.08(b):  (i) each Revolving Credit Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for such Eurodollar Rate Loans; (ii) each Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Base Rate Loan; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)Default Interest.

(i)If any amount of principal of any Loan (other than Loans of a Defaulting Lender) or Drawing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods) (other than to Defaulting Lenders), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

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(c)Payments of Interest.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender (other than to any Defaulting Lender for any period during which it is a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.50% times the average daily amount by which the aggregate amount of the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Revolving Credit Lender (excluding when calculating such Revolving Credit Exposure, the aggregate Outstanding Amount of Swing Line Participations of such Revolving Credit Lender).  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth calendar day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears.

(b)Other Fees.

(i)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Agency Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10Computation of Interest and Fees.

(a)All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11Evidence of Debt.

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(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for the purposes of Treasury Regulation Section 5f.1031(c), as a non-fiduciary agent for the Borrower, in each case, in the ordinary course of business.  The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York time, on the date specified herein.  Subject to clause (b) below, the Administrative Agent will promptly distribute to each Revolving Credit Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., New York time,

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shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  For purposes of this Agreement, “Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the Revolving Credit Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments of all Non-Defaulting Lenders at such time.  Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender shall equal its Applicable Percentage.  The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

(b)Funding and Payments; Presumptions.

(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Failed Loans.  If any Revolving Credit Lender shall fail to make any Loan (a “Failed Loan”) which such Revolving Credit Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent

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shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Revolving Credit Lender shall have made the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Revolving Credit Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower on account of any Borrowing of the Revolving Credit Loans, the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority:  first, to the Revolving Credit Lenders on account of the Revolving Credit Loans made by them as part of the Borrowing that would have included the Failed Loan had the relevant Revolving Credit Lender not failed to fund its Failed Loan, ratably among such Revolving Credit Lenders in accordance with the respective Revolving Credit Loans made by them as part of such Borrowing, second, to all other Revolving Credit Loans made by the Revolving Credit Lenders other than the Defaulting Lenders, ratably among such Revolving Credit Lenders in accordance with the respective Revolving Credit Loans made by them, and third, to the Revolving Credit Loans made by the Defaulting Lenders; provided, however, that with respect to any voluntary prepayment of the Revolving Credit Loans, unless the application of such voluntary prepayment according to the order of payments specified above would not result in the Borrower becoming subject to compensation requirements pursuant to Section 3.05, the Borrower may specifically designate in its prepayment notice delivered in accordance with the terms hereof that the amount received by the Administrative Agent as the result of such voluntary prepayment shall be applied to an outstanding Borrowing that does not include a Failed Loan, in which case such amount shall be applied to such prior Borrowing prior to being applied to the Borrowing that includes the Failed Loan.

(iii)Defaulted Amounts.  If any Revolving Credit Lender shall fail to make any payment (the “Defaulted Amount”) to any Agent, any L/C Issuer, the Swing Line Lender or any other Lender, whether on account of a Swing Line Participation or L/C Participation or otherwise, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Revolving Credit Lender (other than as described in clause (ii) of this Section 2.12(b)), the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority:  first, the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents, second, to the L/C Issuers and the Swing Line Lender for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to such Lenders, and third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.  Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this clause (iii), shall be applied or held by the Administrative Agent as specified in clause (iv) of this Section 2.12(b).

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(iv)Distribution of Certain Amounts.  If any Revolving Credit Lender shall be a Defaulting Lender that (x) does not, at any time owe a Failed Loan or a Defaulted Amount or (y) does owe a Failed Loan but the amount received from or for the account of the Borrower referred to below is designated by the Borrower (in accordance with clause (ii) above) for application to a Borrowing that does not include a Failed Loan, in each case whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Defaulting Lender, the amount so received will, upon receipt by the Administrative Agent, be held without interest by the Administrative Agent and applied from time to time to the extent necessary to make any Revolving Credit Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to any Agent, any L/C Issuer, the Swing Line Lender or any other Lender, as and when such Revolving Credit Loans or amounts are required to be made or paid.  If the amount so held shall at any time be insufficient to make and pay all such Revolving Credit Loans and amounts required to be made or paid at such time, the Administrative Agent shall apply such held funds in the following order of priority:  first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents, second, to the L/C Issuers and the Swing Line Lender for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to such Lenders, and third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders.  In the event that any Defaulting Lender ceases to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender Party to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(v)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund L/C Participations and Swing Line Participations and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal amount of any L/C Borrowings and Swing Line Loans ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii)  Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify

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the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained pursuant to Section 2.12(b) or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14Increase in Revolving Credit Facility.

(a)Provided no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request, during the Availability Period, an increase (the “Facility Increase”) in the Revolving Credit Commitments by an amount not exceeding $19,000,000 in the aggregate.  At the time of sending such notice, the Borrower shall specify each Person that the Borrower proposes to be an Additional Revolving Credit Lender.  All Revolving Credit Commitments provided pursuant to the Facility Increase (i) are referred to herein as “Additional Revolving Credit Commitments” and (ii) shall have identical terms as the existing Revolving Credit Commitments.

(b)The Facility Increase shall be effected pursuant to one or more Facility Increase Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and each Additional Revolving Credit Lender.  Each Facility Increase Joinder Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.  As conditions precedent to the effectiveness of the Facility Increase: (i) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to the effectiveness of the Facility Increase (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of

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any Borrowing” shall be deemed to refer to “the effectiveness of the Facility Increase”); (ii) the terms of the Additional Revolving Credit Commitments shall be identical to the terms of the existing Revolving Credit Commitments; (iii) all fees and expenses owing in respect of the Facility Increase to the Administrative Agent or the Lenders shall have been paid; and (iv) the Borrower shall have delivered such legal opinions and resolutions in connection therewith as the Administrative Agent shall have reasonably requested.

(c)Upon the effectiveness of the Facility Increase, (i) each Additional Revolving Credit Lender shall be deemed to be a “Lender” and a “Revolving Credit Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders under this Agreement and the other Loan Documents and (ii) the Aggregate Commitments shall be increased by the amount of the Revolving Credit Commitments of the Additional Revolving Credit Lenders (the amount of which will be equal to the amount of the Facility Increase).  For the avoidance of doubt, upon the effectiveness of the Facility Increase, the Revolving Credit Exposure of each Additional Revolving Credit Lender, and the Applicable Percentage of each Revolving Credit Lender, shall automatically be adjusted to give effect thereto.

(d)On the date of effectiveness of the Facility Increase, each Revolving Credit Lender shall assign to each Additional Revolving Credit Lender, and each Additional Revolving Credit Lender shall purchase from each Revolving Credit Lender, at the Outstanding Amount thereof (together with accrued interest), such interests in the Revolving Credit Loans, L/C Participations, L/C Advances, Swing Line Participations and amounts that have been funded pursuant to Section 2.04(c)(iii) outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans, L/C Participations, L/C Advances, Swing Line Participations and amounts that have been funded pursuant to Section 2.04(c)(iii) will be held by all the Revolving Credit Lenders (including the Additional Revolving Credit Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of the Facility Increase.

(e)This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15[Reserved].

Section 2.16Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)the Commitment Fee shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an L/C Issuer pursuant to clause (b)(v) below);

(b)if any Swing Line Loans or L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

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(i)all or any part of such Swing Line Loans and L/C Obligations shall be reallocated among the Non-Defaulting Lenders to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) in accordance with their respective Applicable Adjusted Percentages, but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Participations and L/C Participations does not exceed the total of all Non‑Defaulting Lenders’ Revolving Credit Commitments and (B) the sum of each Non-Defaulting Lender’s Revolving Credit Exposures plus that Non‑Defaulting Lender’s Applicable Adjusted Percentage of such Defaulting Lender’s (1) Swing Line Participations and (2) L/C Participations does not exceed the amount of such Non-Defaulting Lender’s Revolving Credit Commitments.

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent without prejudice for any right or remedy available to it hereunder or under law (x) first, prepay such Defaulting Lender’s Swing Line Participations and (y) second, Cash Collateralize such Defaulting Lender’s L/C Participations (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably satisfactory to the Administrative Agent and the L/C Issuer;

(iii)if any portion of such Defaulting Lender’s L/C Obligations is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Letter of Credit Fee with respect to such portion of such Defaulting Lender’s L/C Obligations so long as it is Cash Collateralized;

(iv)if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fee with respect to such portion shall be allocated among the Non‑Defaulting Lenders in accordance with their Applicable Adjusted Percentages; or

(v)if any portion of such Defaulting Lender’s L/C Obligations is neither Cash Collateralized nor reallocated pursuant to this Section 2.16(b), then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, the Letter of Credit Fee payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable L/C Issuer until such L/C Obligations are Cash Collateralized and/or reallocated;

(c)In the event that the Administrative Agent, the Borrower, the L/C Issuers or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Participations and L/C Participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans, Swing Line Participations and L/C Participations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Adjusted Percentage.  The rights and remedies against a

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Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

(d)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.16(b)(i).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01Taxes.

(a)Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable Law.  If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)In addition, each Loan Party agrees to pay any and all present or future stamp, court, documentary, intangible, or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that such Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)Each Loan Party agrees to indemnify each Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes imposed with respect to payments hereunder and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof

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setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.  Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver.  Without limiting the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement one of the following:

(I)two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(II)two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(III)a United States Tax Compliance Certificate in the form of Exhibit J-1 claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, and two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), or

(IV)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY

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(or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate substantially in the form Exhibit J-2 or Exhibit J-3, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d)(ii) as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate substantially in the form of Exhibit J-4 may be provided by such Lender on behalf of such partner).

(iii)Without limiting the provisions of clause (d) of this Section 3.01, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e)Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of such Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

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(g)For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer and Swing Line Lender and the term “applicable Law” shall include FATCA.

Section 3.02Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein.

Section 3.04Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)If any Lender reasonably determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

maintaining any Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurodollar Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of any Eurodollar Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment thereof in a different currency.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06Matters Applicable to All Requests for Compensation.

(a)Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount

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incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurodollar Rate Loan or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

Section 3.07Replacement of Lenders under Certain Circumstances.

(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make

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any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.06(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Revolving Credit Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b)Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Revolving Credit Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered

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such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or each affected Lender and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01Conditions to Closing and Initial Credit Extension.  The effectiveness hereof and the obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)a Committed Loan Notice in accordance with the requirements hereof;

(ii)executed counterparts of this Agreement and a Note executed by the Borrower in favor of each Lender that has requested a Note at least three Business Days in advance of the Closing Date;

(iii)such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the

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Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv)an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties;

(v)a Solvency Certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form of Exhibit H;

(vi)a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in clauses (d), (g) and (i) of this Section 4.01 and clauses (a) and (b) of Section 4.02;

(vii)the Perfection Certificate, duly completed and executed by the Loan Parties; and

(viii)copies of recent UCC, tax and judgment Lien searches in each jurisdiction reasonably requested by the Administrative Agent, and searches of the records of the United States Patent and Trademark Office and the United States Copyright Office with respect to the Loan Parties.

(b)All fees and expenses required to be paid hereunder and (in the case of expenses) invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid in full in cash.

(c)The Collateral and Guarantee Requirement shall have been satisfied.

(d)Immediately after giving effect to the Transactions, none of the Loan Parties shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness set forth on Schedule 7.03(b) and (iii) Indebtedness incurred under the Aggregation Facility.

(e)The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(f)The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(g)All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained.

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(h)The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date and executed by a Responsible Officer of the Borrower.

(i)Since December 31, 2013, there has been no effect, change, event, occurrence, development or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j)The Administrative Agent and the Collateral Agent shall have conducted and completed, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, its due diligence investigation with respect to the Borrower and the Subsidiaries (including the Tax Equity Commitments, the Backleverage Financing Commitments and the identity of the Tax Equity Investors and the Backleverage Financing Providers).

(k) The Administrative Agent shall have received evidence that the insurance required by Section 6.07 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.07.

(l)The Administrative Agent shall have received the Payment Direction Letter, executed by each Project Subsidiary.

(m)The Administrative Agent shall have received a consent in form and substance satisfactory to the Administrative Agent in respect of certain “change of control” and other provisions in the Tax Equity Documents identified by the Administrative Agent, each of which shall have been executed by the applicable Persons from whom such consent is required in accordance with the applicable Tax Equity Documents.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (excluding a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) and of each L/C Issuer to issue, extend or increase each Letter of Credit is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

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(b)No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension (or with respect to Letters of Credit, such other notice required hereunder) in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the Availability Conditions shall be satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party party hereto represents and warrants to the Agents and the Lenders that at the time of each Credit Extension that:

Section 5.01Existence, Qualification and Power; Compliance with Laws.  The Borrower and each Subsidiary (i) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business as currently conducted and (B) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws, orders, writs and injunctions and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (i) (other than with respect to any Loan Party), (ii)(A) (other than with respect to any Loan Party), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (i) have been duly authorized by all necessary corporate or other organizational action, and (ii) do not (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any Subsidiary or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(b)(x), to the

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extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05Financial Statements; No Material Adverse Effect.

(a)(i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii)The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)[Reserved].

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(c)Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)As of the Closing Date, none of the Borrower or any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent, other than (i) the liabilities reflected on Schedule 5.05, (ii) Indebtedness and other obligations and liabilities arising under the Loan Documents, (iii) Indebtedness and other obligations and liabilities arising under the Aggregation Facility and (iv) obligations and liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect.

Section 5.06Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07[Reserved].

Section 5.08Ownership of Property; Liens.

(a)The Borrower and each Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09Environmental Matters.

Except as specifically disclosed in Schedule 5.09 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)each Loan Party and Subsidiary and its respective operations and owned, leased or operated properties are and at all times have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Law to carry on the business of each of the Loan Parties and Subsidiaries;

(b)the Loan Parties and Subsidiaries have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor Subsidiaries nor any of the Real Property owned, leased or operated by any Loan Party or any Subsidiary is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings which are pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

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(c)there has been no Release by any Loan Party or Subsidiary or, to the knowledge of the Borrower, by any other Person of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability;

(d)Neither any Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any cleanup or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation either voluntarily or pursuant to the order of any Governmental Authority.

(e)There are no facts, circumstances or conditions arising out of or relating to any Loan Party or any Subsidiary or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or any Subsidiary, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or any Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(f)the Borrower has made available to the Administrative Agent all material environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of the Borrower or any Loan Party or any Subsidiary.

Section 5.10Taxes.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.  Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any of the Loan Parties against any of the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.  No Loan Party is party to any tax sharing agreement and no Loan Party is, or at any time has been, a member of any “affiliated group” (as such term is defined in section 1504(a) of the Code) other than a group of which the Borrower is the parent.

Section 5.11ERISA Compliance.

(a)Except as set forth on Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

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(b)(i) No ERISA Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12Subsidiaries; Equity Interests.  As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) those created under the Aggregation Facility and (iii) any Lien that is permitted under Section 7.01.  Schedule 5.12 identifies each Subsidiary as a Designated Subsidiary, Excluded Subsidiary, Financing Subsidiary, Foreign Subsidiary, Immaterial Subsidiary, Investment Fund Subsidiary and/or Manager Subsidiary, in each case, as of the Closing Date.  As of the Closing Date, Schedules 1(a) and 8(a) to the Perfection Certificate (a) set forth the name and jurisdiction of each Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any Loan Party in each wholly owned Subsidiary, including the percentage of such ownership.

Section 5.13Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and it will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the FRB.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b)None of the Borrower, any Person Controlling the Borrower, or any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14Disclosure.  To the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.  With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.  The written information furnished by the Borrower or Subsidiary to any third-party appraiser in connection with an Appraisal, is true, complete and correct in all material respects and does not omit any material information necessary to make such information not adversely misleading when taken as a whole in light of the circumstances under which it is provided.

Section 5.15Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (a) there are no strikes or other labor disputes against the Borrower or any other Loan Party pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of the Borrower or any other Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable employment and labor laws including work authorization and immigration and (d) all payments due from the Borrower or any other Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16[Reserved].

Section 5.17Intellectual Property; Licenses, Etc.  The Borrower and the other Loan Parties own, license or possess the right to use all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such Intellectual Property does not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The business of any Loan Party as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the Intellectual Property is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 10 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect

Section 5.18Solvency.  On the Closing Date after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19Eligible Project Back-Log.  Each Project included in the calculation of Eligible Project Back-Log satisfies or is reasonably expected to satisfy all criteria and conditions precedent to be eligible for Tax Equity Commitments and Backleverage Financing Commitments.

Section 5.20OFAC; FCPA.

(a)The Borrower, each Subsidiary and, to the knowledge of the Borrower and the other Loan Parties, each director or officer is in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)None of the Borrower or any Subsidiary or, to the knowledge of the Borrower and the other Loan Parties, any director, officer or controlled affiliate of the Borrower or any Subsidiary is (i) the subject of any Sanctions or (ii) located, organized or resident in any country or territory that is the subject of Sanctions.

(c)No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower (i) in violation of the Foreign Corrupt Practices Act of 1977, as amended, (ii) for the purpose of funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions or (iii) in any other manner that would result in a violation of Sanctions by any Person.

Section 5.21Security Documents.

(a)Valid Liens.  The Security Agreement and each other Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof by the parties thereto, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.

(b)PTO Filing; Copyright Office Filing.  When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights acquired by the Loan Parties after the Closing Date).

(c)Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the enforceability or the priority of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation (other than obligations under Cash Management Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, each Loan Party covenants and agrees that:

Section 6.01Financial Statements; Reports

.  The Borrower shall:

(a)Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred fifty (150) days after the end of the fiscal year ending December 31, 2014 and within ninety (90) days after the end of each subsequent fiscal year, the consolidated balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, redeemable preferred stock, redeemable non-controlling interests and equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date hereunder occurring within one year from the time such opinion is delivered or a prospective default under Section 7.11;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b)Deliver to the Administrative Agent for prompt further distribution to each Lender, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of operations, redeemable preferred stock, redeemable non-controlling interests and equity and cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than ninety (90) days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d)Deliver to the Administrative Agent for prompt further distribution to each Lender, on the 15th Business Day of each fiscal month, in each case certified as complete and correct in all material respects by a Responsible Officer of the Borrower, (i) a certificate in the form of Exhibit I showing the Borrowing Base as of the close of business for the immediately preceding fiscal month (a “Borrowing Base Certificate”) and (ii) a Back-Log Spreadsheet and a Take-Out Spreadsheet, in each case, as of the close of business for the immediately preceding fiscal month; provided that (x) during the existence and continuance of an Overadvance, such Borrowing Base shall be furnished on Wednesday of the second week and on Wednesday of the fourth week, in each case, of each fiscal month (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business for the immediately preceding Friday, and (y) after any Disposition or Casualty Event with respect to Collateral having a fair market value in excess of $500,000 (other than sales of inventory in the ordinary course of business), the Borrower shall promptly (and in any event prior to the next Borrowing) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event, as the case may be.

(e)Deliver to the Administrative Agent for prompt further distribution to each Lender, (i)(A) on the earlier of (1) the date on which any Investment Fund Subsidiary receives an Appraisal and (2) the date that is 180 days after the delivery of the most recent Appraisal pursuant to this clause (i) and (B) upon the request of the Administrative Agent, if any change in facts or circumstances related to Projects has occurred (unless the appraiser thereof has

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

confirmed in writing that such change in facts or circumstances has been appropriately taken into account in the then-applicable Appraisal) and, in the commercially reasonable judgment of the Administrative Agent, would reasonably be likely to materially and adversely impact the determination of the fair market value of a Project, an Appraisal and (ii) within 30 days after the execution and delivery of any Tax Equity Document or Backleverage Financing Document by the parties thereto, such Tax Equity Document or Backleverage Financing Document.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under this Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 6.01; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02Certificates; Other Information

.  The Borrower shall deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)no later than five (5) days after the earlier of (i) the actual delivery of the financial statements referred to in Sections 6.01(a) and (b) and (ii) the date such financial statements are required to be delivered pursuant to Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, among other things, setting forth reasonably detailed calculations of Unencumbered Liquidity, Retained Value, Net Retained Value, the Net Retained Value Coverage Ratio and the Attrition Rate in respect of each Project Status, in each case, calculated as of the last day of the applicable fiscal quarter;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower or any Subsidiary (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of the Borrower or any Subsidiary pursuant to the terms of any Indebtedness in an outstanding aggregate principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date and the date of the last such report, and (ii) a list of each Subsidiary that identifies each Subsidiary as a Designated Subsidiary, Excluded Subsidiary, Financing Subsidiary, Foreign Subsidiary, Immaterial Subsidiary, Investment Fund Subsidiary and/or Manager Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date and the date of the last such list; and

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.”  By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower, the Subsidiaries or their securities for purposes of United States federal and state securities laws.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”  The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, the Subsidiaries or their securities for purposes of United States federal or state securities laws.

Section 6.03Notices

.  The Borrower shall, promptly after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent of:

(a)the occurrence of any Default;

(b)any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(d)any casualty or other insured damage to any portion of the Collateral subject to the Borrowing Base in excess of $500,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral subject to the Borrowing Base in excess of $500,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceedings;

(e)any ERISA Event that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(f)within 30 days after thereof, the execution and delivery by the parties thereto of Tax Equity Documents or Backleverage Financing Documents;

(g)the occurrence of any material default under any Tax Equity Document or Backleverage Financing Document; and

(h)(i) the expiration of any Vivint Intercompany Agreement (without a renewal thereof) or the termination of any Vivint Intercompany Agreement (or the provision by or to the Borrower or any Subsidiary of notice of the termination thereof or of any agreements set forth therein), (ii) the notification by any Vivint Entity to the Borrower or any Subsidiary that the Borrower or any Subsidiary has breached or failed to comply with any of its covenants and obligations under any Vivint Intercompany Agreement and (iii) the breach or failure to comply by any Vivint Entity with any of its covenants and obligations under any Vivint Intercompany

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Agreement, in the case of each of the foregoing clauses (i) through (iii), to the extent any such expiration, termination, breach or failure, as applicable, would reasonably be expected to result in Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d), (e), (f), (g) or (h) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and propose to take with respect thereto.

Section 6.04Payment of Obligations

.  The Borrower and each Subsidiary shall pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05Preservation of Existence, Etc.

  The Borrower and each Subsidiary shall (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06Maintenance of Properties

.  The Borrower and each Subsidiary shall, except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07Maintenance of Insurance

.

(a)Generally.  Each Loan Party shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such other Persons.

(b)Requirements of Insurance.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Collateral Agent of written notice thereof (and the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or an insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or any other Loan Party and applied in accordance with this Agreement), as applicable.

Section 6.08Compliance with Laws

.  The Borrower and each Subsidiary shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09Books and Records

.  Each Loan Party shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of such Loan Party, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10Inspection Rights

.  Each Loan Party shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, except as provided below, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  In addition, the Borrower will permit the Administrative Agent to conduct, in each case, at the sole cost and expense of the Borrower, field audits and examinations to confirm, among other things, compliance with Customer Agreements, criteria for Tranching, compliance with eligibility criteria for CAD Projects, Eligible Projects, Eligible Take-Out, Installed Projects and Permitted Projects and the calculation of Eligible Available Take-Out and Eligible Project Back-Log; provided, that, such field audits and examinations may be conducted not more than once per any twelve-month period; (except, that, during the existence and continuance of a Field

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Examination Trigger Event, the Administrative Agent shall be entitled to an additional field audit and examination during any twelve-month period, and during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field audits and examinations that shall be permitted at the Administrative Agent’s reasonable request and at the Borrower’s expense).  Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Borrower and the Loan Parties shall notify the Administrative Agent as to which document, information or other matter is being withheld pursuant to this sentence.

Section 6.11Additional Subsidiaries; Information Regarding Collateral

.

(a)If any Subsidiary (other than any Project Subsidiary) is formed or acquired after the Closing Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and, if it is a Designated Subsidiary, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

(b)The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(c)The Borrower will furnish to the Administrative Agent prompt written notice of the acquisition by any Loan Party of any material assets after the Closing Date, other than (i) any Excluded Assets and (ii) any assets constituting Collateral under the Collateral Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

(d)The Borrower will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (e) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 6.12Compliance with Environmental Laws

.  The Borrower and each Subsidiary shall, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all Persons operating or occupying its owned, leased or operated properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Borrower or the Subsidiaries are required by any Environmental Law, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility.

Section 6.13Further Assurances

.  Each Loan Party shall, promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents.

Section 6.14Project Subsidiaries

.

(a)If any Project Subsidiary is formed or acquired, or any Subsidiary becomes a Project Subsidiary, in each case, after the Closing Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or, if neither such Project Subsidiary nor its Subsidiaries have entered into any Tax Equity Document or Backleverage Financing Document by such date, within 30 days after the date any such document is entered into by any such Person), notify the Administrative Agent thereof and cause such Subsidiary to duly execute and deliver a counterpart to the Payment Direction Letter.

(b)The Borrower shall cause each Manager Subsidiary and Financing Subsidiary to promptly distribute (directly or indirectly by the applicable Manager Subsidiary or Financing Subsidiary) its cash flows to a Loan Party in accordance with the Payment Direction Letter, subject to any limitations permitted to exist under Section 7.09(iii) in any agreement or other instrument evidencing or governing the terms of any Indebtedness of such Manager Subsidiary or Financing Subsidiary permitted to be incurred under Section 7.03(u).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation (other than obligations under Cash Management Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 7.01Liens

.  None of the Borrower or any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens on property of the Borrower or any Subsidiary existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens do not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Liens, and (B) proceeds and products thereof, and (ii) such Liens shall secure only those obligations that it secured on the Closing Date and any modifications, replacements, renewals, refinancings or extensions thereof that do not increase the outstanding principal amount thereof and, to the extent constituting Indebtedness, that are permitted by Section 7.03 as Permitted Refinancing thereof;

(c)Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of the Borrower or any Subsidiary to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f)(i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law), in each case not constituting Indebtedness and incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the any Subsidiaries, taken as a whole;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(h)Liens securing judgments for the payment of money not giving rise to an Event of Default under Section 8.01(h);

(i)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of the Borrower or any Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l)Liens (i) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in a Permitted Acquisition to be applied against the purchase price for such Permitted Acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)Liens on assets of a Subsidiary that is not a Loan Party in favor of any Loan Party;

(n)any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(p)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(q)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts established in the ordinary course of business and not for speculative purposes;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(r)Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(s)[Reserved];

(t)ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(u)Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property the acquisition, construction, repair, lease or improvement of which was financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)[Reserved];

(w)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such Person that is required to be subject to such Liens pursuant to the terms of the Indebtedness and other obligations secured thereby at such time) and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(y)Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(aa)the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) such Liens shall secure only Indebtedness permitted under Section 7.03(e) (in the case of Section 7.01(u)) or 7.03(g) (in the case of Section 7.01(w)) and any modifications, replacements, renewals, refinancings or extensions thereof that are permitted by Section 7.03 as Permitted Refinancing thereof;

(bb)Liens on the assets of Project Subsidiaries securing Indebtedness permitted under Section 7.03(u);

(cc)Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $5,000,000; provided that such Liens shall not attach to any Collateral; and

(dd)Liens on the assets of Project Subsidiaries in accordance with the applicable Tax Equity Documents or Backleverage Financing, as the case may be, in the ordinary course of business.

Notwithstanding anything herein to the contrary, none of the Borrower or any Subsidiary shall  create, incur, assume or suffer to exist any Lien upon (x) any Customer Agreement relating to an Eligible Project or (y) the proceeds of any Eligible Take-Out other than pursuant to clause (a) above.

Section 7.02Investments

.  None of the Borrower or any other Loan Party shall make any Investments, except:

(a)Investments in Cash Equivalents;

(b)loans or advances to officers, directors, managers and employees of the Borrower or any Subsidiary, including (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests in the Borrower; provided that the aggregate outstanding principal amount of all loans and advances made in reliance on this clause (b) shall not exceed $1,000,000 at any time;

(c)(i) investments by the Borrower or any other Loan Party in Equity Interests in (including capital contributions to) their subsidiaries; provided that such subsidiaries are Subsidiaries prior to such investments; and (ii) loans or advances made by the Borrower or any other Loan Party to any Subsidiary; provided that the Indebtedness resulting therefrom is permitted by Section 7.03(d); provided, further, that prior to and after giving effect to any such investment by any Loan Party in, any loan or advance by any Loan Party to, and any Guarantee by any Loan Party of Indebtedness and/or other obligations of, any Subsidiary that is not a Loan Party, the Investment Conditions shall be satisfied;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)[Reserved];

(f)Investments (i) existing on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof and (ii) existing on the Closing Date by the Borrower or any other Loan Party in the Borrower or any other Subsidiary and any modification, renewal or extension thereof; provided that, in the case of each of clauses (i) and (ii), the amount of such Investments as of the Closing Date is not increased;

(g)Investments in Swap Contracts permitted under Section 7.03(f);

(h)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)any acquisition by any Loan Party of all or substantially all the assets of a Person, or any of the Equity Interests in a Person or a division or line of business of a Person (referred to herein as the “Target Company”), in a single transaction or series of related transactions, provided that: (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary, (ii) the business of the Target Company shall constitute a business permitted under Section 7.07; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03, (iv) the Borrower shall comply, and shall cause the Target Company to comply, with the Collateral and Guarantee Requirement, (v) prior to and after giving effect to any Permitted Acquisition, the Investment Conditions shall be satisfied, and (vi) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent (any such acquisition, a “Permitted Acquisition”);

(j)[Reserved];

(k)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)Investments by the Borrower or any other Loan Party in Project Subsidiaries for the purposes of Tranching or the making of a net operating deficit loan to an Investment Fund Subsidiary, in each case, to the extent required by the terms of the applicable Tax Equity Documents and in the ordinary course of business;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(n)[Reserved];

(o)advances of payroll payments to employees in the ordinary course of business;

(p)Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower; and

(q)Investments of a Loan Party acquired after the Closing Date or of a Person merged, amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Loan Party in accordance with Section 7.04 after the Closing Date, so long as such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation.

Section 7.03Indebtedness

.  None of the Borrower or any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Loan Party under the Loan Documents;

(b)(i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness of such Person to the Borrower or any Subsidiary (A) in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced and (B) that satisfies the requirements set forth in the proviso to clause (d) of this Section 7.03;

(c)Guarantees by the Borrower or any Subsidiary of Indebtedness and other obligations of the Borrower or any Subsidiary that is otherwise permitted under this Section 7.03; provided that (A) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as the terms of subordination of such Indebtedness; (B) no Loan Party may Guarantee any Indebtedness or other obligations of the Project Subsidiaries other than as expressly provided in clause (q) of this Section 7.03; and (C) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in Section 7.02(c);

(d)Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; provided that (i) any such Indebtedness owing to any Loan Party shall be evidenced by an Intercompany Note that shall have been pledged pursuant to the Security Agreement, (ii) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (iii) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 7.02(c);

(e)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

fixed or capital asset incurred by the Borrower or any Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset  and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing, repairing, replacing, leasing or improving the applicable asset and (ii) any Permitted Refinancing of any of the foregoing; provided that (A) prior to and after giving effect to any incurrence of Indebtedness in reliance on this clause (e), no Overadvance shall be existing or would result therefrom and (B) the aggregate principal amount of Indebtedness incurred in reliance on this clause (e) at any time shall not exceed the Shared Debt Amount at such time;

(f)Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)(i) Indebtedness of any Person that becomes a Subsidiary after the Closing Date or Indebtedness of any Person that is assumed by any Subsidiary, in each case, in connection with any Permitted Acquisition; provided that (A) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition and (B) none of the Borrower or any Subsidiary (other that such Person or such Subsidiary) shall Guarantee or otherwise become liable for the payment of such Indebtedness; and (ii) any Permitted Refinancing thereof; provided, further that the aggregate principal amount of all Indebtedness incurred in reliance on this clause (g) at any time shall not exceed the Shared Debt Amount at such time;

(h)Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(i)Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06(g);

(j)indemnification obligations or obligations in respect of purchase price (including earnouts or working capital similar adjustments) of the Borrower or any Subsidiary incurred in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition;

(k)obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)obligations in respect of Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)Indebtedness of the Borrower or any Subsidiary; provided that (i) prior to and after giving effect to any incurrence of Indebtedness in reliance on this clause (m), no Overadvance shall be existing or would result therefrom and (ii) the aggregate principal amount

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

of all Indebtedness incurred in reliance on this clause (m) at any time shall not exceed the Shared Debt Amount at such time;

(n)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o)Indebtedness incurred by the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that (i) prior to and after giving effect to any incurrence of Indebtedness in reliance on this clause (o), no Overadvance shall be existing or would result therefrom, (ii) any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof and (iii) the aggregate amount of all Indebtedness incurred in reliance on this clause (o) at any time shall not exceed the Shared Debt Amount at such time;

(p)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice; provided that the aggregate amount of such obligations does not exceed $2,000,000 at any time outstanding;

(q)Indebtedness of the Borrower or any Subsidiary consisting of limited guarantees, indemnification obligations and obligations to make capital contributions to or repurchase assets of the Project Subsidiaries as required under the Tax Equity Documents or the Backleverage Financing Documents, as the case may be, so long as such indemnification and capital contribution obligations are not made in respect of obligations to repay Indebtedness for borrowed money;

(r)[Reserved];

(s)[Reserved];

(t)[Reserved];

(u)Indebtedness of any Project Subsidiary; provided that (i) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Loan Party other than pursuant to clause (q) of this Section 7.03, (ii) prior to and immediately after giving effect to any incurrence of such Indebtedness, (A) the aggregate outstanding principal amount of all Indebtedness of the Project Subsidiaries shall not exceed 75% of Retained Value at such time and (B) the Net Retained Value Coverage Ratio shall not be less than 1.50:1.00 and (iii) in connection with any such Indebtedness that is incurred to refinance other Indebtedness of any Project Subsidiary, if the aggregate principal amount of such Indebtedness exceeds the aggregate principal amount of all Indebtedness that is so refinanced, the Project Subsidiaries shall distribute

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

an amount in cash equal to such excess to a Loan Party in accordance with the Payment Direction Letter;

(v)[Reserved];

(w)[Reserved];

(x)(i) Indebtedness incurred for the acquisition or lease of vehicles or computer systems incurred in the ordinary course of business; provided that (A) the principal amount of any such Indebtedness does not exceed the purchase price of the vehicles or computer systems purchased with the proceeds thereof and (B) sole recourse with respect to such Indebtedness is the vehicles or computer systems purchased with the proceeds thereof; and (ii) any Permitted Refinancing thereof;

(y)vendor financing for the acquisition of Inventory incurred by any Loan Party in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(z)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

Notwithstanding anything herein to the contrary, none of the Project Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness other than pursuant to clause (u) above.

Section 7.04Fundamental Changes

.  None of the Borrower or any other Loan Party shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)if it would not result in a material risk of Tax consequences adverse to any Loan Party or any Lender, any Subsidiary Guarantor may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) any other Subsidiary Guarantor; provided that the Borrower shall have delivered an updated Borrowing Base Certificate if the Borrowing Base after giving effect to such transaction would decrease by more than $250,000; and

(b)(i) any Subsidiary Guarantor may liquidate or dissolve or any Loan Party may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and the other Loan Parties and if not adverse to the Lenders in any material respect (it being understood that in the case of any change in legal form, such Loan Party will remain a Loan Party).

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 7.05Dispositions

.  None of the Borrower or any Subsidiary shall make any Disposition, except:

(a)(i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any Subsidiary; and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries outside of the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(b)Dispositions of inventory or goods held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c)[Reserved];

(d)Dispositions of property to the Borrower or any Subsidiary; provided that (i) if the transferor of such property is a Loan Party, the transferee thereof shall be a Loan Party, and (ii) if such Disposition constitutes an Investment of the transferor of such property, such Investment shall be permitted under Section 7.02;

(e)to the extent constituting Dispositions, Liens permitted by Section 7.01;

(f)Dispositions of accounts receivable in connection with the collection or compromise thereof;

(g)Dispositions of Cash Equivalents;

(h)leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any Subsidiary;

(i)transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;

(j)Dispositions of property; provided that (i) at the time of such Disposition, no Default shall have occurred and be continuing or would result from such Disposition, (ii)  the Borrower or any Subsidiary shall receive not less than 75% of the consideration for such Disposition in the form of cash or Cash Equivalents, (iii)(A) the Borrower shall have delivered an updated Borrowing Base Certificate giving effect to such Disposition and the Borrowing Base shall immediately be deemed recalculated in reliance thereon and (B) no Overadvance shall be existing or, based on such Borrowing Base Certificate, would result therefrom and (iv) the aggregate fair value of all assets Disposed of in reliance on this clause (j) shall not exceed $1,000,000;

(k)Disposition of Government Incentives in the ordinary course of business;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(l)Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m)Dispositions of Equity Interests in, or assets of, any Project Subsidiary; provided that (i) at and after the time of such Disposition, the Take-Out of such Project Subsidiary and its Subsidiaries shall not constitute Eligible Take-Out and shall not be included in the calculation of Eligible Available Take-Out, (ii)(A) the Borrower shall have delivered an updated Borrowing Base Certificate giving effect to such Disposition and the Borrowing Base shall immediately be deemed recalculated in reliance thereon and (B) no Overadvance shall be existing or, based on such Borrowing Base Certificate, would result therefrom, (iii) the consideration for such Disposition is in the form of cash or Cash Equivalents, and (iv) at the time of or substantially concurrently with such Disposition, an amount in cash equal to the net proceeds (after deduction of reasonable fees and expenses) of such Disposition shall be distributed to a Loan Party in accordance with the Payment Direction Letter;

(n)Disposition of assets of any Project Subsidiary as a result of a foreclosure of a Lien permitted by Section 7.01(bb) to secure Indebtedness of such Project Subsidiary permitted by Section 7.03(u); provided that such foreclosure does not result in an Overadvance;

(o)(i) any issuance or sale of Equity Interests in an Investment Fund Subsidiary to a Tax Equity Investor pursuant to a transaction structured as an Inverted Lease Structure or a Partnership Flip Structure and (ii) Dispositions made by the Project Subsidiaries in the ordinary course of business in accordance with Tax Equity Documents;

(p)the unwinding of any Swap Contract pursuant to its terms;

(q)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(r)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial Intellectual Property; and

(s)(i) the Tranching of Projects and (ii) the sale of Projects or PV Systems to customers for cash in the ordinary course of business;

provided that (x) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e), (i), (p) or (r) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition (it being understood that, in the case of a Project, the fair market value of such Project shall be the appraised value thereof, as determined in accordance with the methodology set forth in the most recent Appraisal applicable to the State in which such Project is located) and (y) prior to and immediately after giving effect to any Disposition of Equity Interests in, or assets of, any Project Subsidiary, (1) the aggregate outstanding principal amount of all Indebtedness of the Project Subsidiaries shall not exceed 75% of Retained Value at such time and (2) the Net Retained Value Coverage Ratio shall not be less than 1.50:1.00.  To the extent any Collateral is (a) Disposed of as expressly permitted by this Section 7.05 (other than Section 7.05(s)) to any Person that is not an Affiliate of the Borrower or (b) Disposed of as expressly permitted by

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 7.05(s) (in the case of this clause (b), provided that the Project Lien Release Conditions are satisfied), such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Liens on such Collateral granted to or held by the Administrative Agent or the Collateral Agent under the Loan Documents shall be automatically released without the further action of any Person.

Section 7.06Restricted Payments

.  None of the Borrower or any other Loan Party shall declare or make any Restricted Payment, except:

(a)each Subsidiary Guarantor may make Restricted Payments ratably to the holders of its Equity Interests;

(b)the Borrower may declare and make Restricted Payments payable solely in its Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03);

(c)[Reserved];

(d)[Reserved];

(e)[Reserved];

(f)repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower from any future, present or former employee, officer, director, manager or consultant of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of the Borrower or any Subsidiary; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower to members of management, managers, directors or consultants of the Borrower or any Subsidiary that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)the net cash proceeds of key man life insurance policies received by the Borrower or any Subsidiary; less

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii)the amount of any Restricted Payments previously made with the net cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);

(h)the Borrower may make Restricted Payments in an aggregate amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 7.13(a)(iv), $2,000,000; provided that, prior to and after giving effect to any Restricted Payment in reliance on this clause (h), (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) no Overadvance shall be existing or would result therefrom;

(i)[Reserved];

(j)the Borrower may (i) pay cash in lieu of fractional Equity Interests in the Borrower in connection with any dividend, split or combination thereof and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(k)[Reserved];

(l)[Reserved];

(m)[Reserved];

(n)[Reserved]; and

(o)Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and Not Otherwise Applied; provided that, prior to and after giving effect to any Restricted Payment in reliance on this clause (o), (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) no Overadvance shall be existing or would result therefrom.

Section 7.07Change in Nature of Business

.  None of the Borrower or any other Loan Party shall engage in any material line of business substantially different from those lines of business conducted by the Borrower and the other Loan Parties on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08Transactions with Affiliates

.  None of the Borrower or any Subsidiary shall enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Loan Parties, (b) on Arm’s Length Terms, (c) transactions contemplated by the Tax Equity Documents or the Backleverage Financing Documents, (d) transactions with the Investors, (e) Restricted Payments permitted under Section 7.06, (f) employment and severance arrangements between the Borrower or a Subsidiary and its officers and employees in the ordinary course of business and transactions pursuant to stock option plans, employee benefit plans and similar arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (h) transactions pursuant to

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) transactions with any Vivint Entity, (j) [reserved], (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower or any Subsidiary, (l) [reserved], (m) [reserved] or (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

Section 7.09Burdensome Agreements

.  None of the Borrower or any Subsidiary shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary to make Restricted Payments or to make or repay loans and advances to the Borrower or any other Subsidiary or (b) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders and to secure the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing Indebtedness that is permitted under Section 7.03 and that modifies, replaces, renews, extends or refinances such Indebtedness so long as such agreement does not expand the scope of such Contractual Obligation, (ii) are binding on a Person at the time such Person first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of or in connection with such Person becoming a Subsidiary, (iii) represent Indebtedness of a Project Subsidiary that is permitted by Section 7.03(u); provided that the restrictions contained therein are not more restrictive on any Project Subsidiary than the restrictions contained in the Aggregation Facility, (iv) arise in connection with any Disposition permitted by Section 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) [reserved], (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (viii) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e); provided that any negative pledge relates solely to the property financed by such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting the assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and are limited to such cash or deposit or (xiii)(x) are contained in the Organization Documents of any Tax Equity Partnership or any Subsidiary thereof or (y) in the case of clause (b), are contained in the Organization Documents of any other Investment Fund Subsidiary.

Section 7.10Use of Proceeds

.  The proceeds of the Loans shall be used on and after the Closing Date for the construction and acquisition of Projects to be included in the Eligible

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Project Back-Log.  The Letters of Credit shall be used solely to support obligations of the Borrower and the Subsidiaries incurred for working capital and other general corporate purposes.

Section 7.11Unencumbered Liquidity

.  The Borrower will not permit Unencumbered Liquidity to be less than $25,000,000 as of the last day of any fiscal quarter.

Section 7.12Accounting Changes

.  The Borrower shall not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13Prepayments, Etc. of Indebtedness

.

(a)None of the Borrower or any other Loan Party shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), any Junior Indebtedness, except (i) the refinancing thereof with the net proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) the prepayment of Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(h), (x) $2,000,000 plus (y) Excluded Contributions that are Not Otherwise Applied, provided that, prior to and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) no Overadvance shall be existing or would result therefrom.

(b)None of the Borrower or any other Loan Party shall amend, modify or waive any of its rights under any agreement or other instrument evidencing or governing the terms of any Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect.

Section 7.14Permitted Activities of the Borrower and VS Holdings

.

(a)Neither the Borrower nor VS Holdings shall:

(i)engage in any operating or business activities, other than: (A) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (B) in the case of the Borrower, any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests, unless permitted to be issued under Section 7.03), (C) the making of Restricted Payments permitted under Section 7.06 and the making of contributions to the capital of its Subsidiaries permitted by Section 7.02, (D) participating in tax, accounting and other administrative matters and (E) in the case of VS Holdings,

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

any other activities engaged in by VS Holdings as of the Closing Date and described on Schedule 7.14(a)(i);

(ii)own or acquire any assets, other than: (A)(1) in the case of the Borrower, Equity Interests in VS Holdings and (2) in the case of VS Holdings, Equity Interests in VS Operations and VS Financing I, and (B) any cash incidental to any activities permitted under Section 7.14(a)(i); or

(iii)incur any liabilities, other than: (A) Indebtedness under the Loan Documents, (B) liabilities imposed by law, including liabilities in respect of taxes, (C) indemnification obligations to its officers, managers and directors, (D) other liabilities incidental to any activities permitted under Section 7.14(a)(i) and (E) in the case of the Borrower only, Indebtedness expressly permitted by Section 7.03.

(b)The Borrower shall not incur any Liens on Equity Interests in VS Holdings other than those for the benefit of the Obligations.  The Borrower shall not own any Equity Interests other than those in VS Holdings.

(c)VS Holdings shall not incur any Liens on Equity Interests in VS Operations or Equity Interests in VS Financing I other than (i) in the case of Equity Interests in VS Operations, those for the benefit of the Obligations and (ii) in the case of Equity Interests in VS Financing I, those for the benefit of Indebtedness of Project Subsidiaries incurred in reliance on Section 7.03(u).  VS Holdings shall not own any Equity Interests other than those in VS Operations and VS Financing I.

Section 7.15Amendment of Material Documents

.

(a)None of the Borrower or any Subsidiary will amend or modify its forms of Customer Agreements as disclosed to the Administrative Agent on the Closing Date, to the extent such amendment or modification would negatively affect its compliance in any material respect with applicable consumer leasing and compliance Law or could reasonably be expected to have a Material Adverse Effect.

(b)None of the Borrower or any Subsidiary will amend, modify or waive any of its rights under (a) its Organization Documents, (b) the Tax Equity Documents, (c) the Backleverage Financing Documents or (d) the Vivint Intercompany Agreements, in each case to the extent such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect.

Section 7.16Disqualified Person under Tax Equity Documents

.  None of the Borrower or any Subsidiary shall become, or waive any provision in a Tax Equity Document that would prohibit a Tax Equity Investor from becoming, a “tax-exempt entity” or a “tax-exempt controlled entity” in each case within the meaning of section 168(h) of the Code.

Section 7.17Tax Equity Documents and Backleverage Financing Documents

. None of the Borrower or any Subsidiary shall enter into any Tax Equity Document or Backleverage Financing Document that conflicts with any Collateral Document or otherwise restricts the exercise of remedies by the Collateral Agent over the Equity Interests in VS Holdings, except to

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the extent accompanied by a duly executed consent in form and substance satisfactory to the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01Events of Default

.  Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or under any other Loan Document.

(b)Specific Covenants.  The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c)Other Defaults.  The Borrower or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) thirty (30) days, or (ii) in the case of a failure to timely deliver a Borrowing Base Certificate pursuant to Section 6.01(d), six (6) Business Days, in each case, after written notice thereof by the Administrative Agent to the Borrower; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary herein, in any other Loan Document or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)Cross-Default.  Any Loan Party (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) in an outstanding aggregate principal amount exceeding the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents evidencing or governing the terms of such Indebtedness.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(f)Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law (including the making of a proposal or the filing of a notice of intention to make a proposal), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, monitor, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, monitor, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent, Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on any material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)Change of Control.  There occurs any Change of Control; or

(k)Collateral Documents.  (i) Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results solely from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) any of the Equity Interests of VS Holdings shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l)ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m)Vivint Intercompany Agreements.  Any Vivint Intercompany Agreement expires (without a renewal thereof) or is terminated or any Vivint Entity fails to comply with its covenants and obligations under any Vivint Intercompany Agreement, in each case if the foregoing, individually or in the aggregate, has resulted or would reasonably be expected to result in Material Adverse Effect and such condition or event shall not have been remedied or cured within three days after the occurrence thereof.

Section 8.02Remedies Upon Event of Default

.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)declare the Revolving Credit Commitment of each Lender and any obligation of the L/C Issuers to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 100% of the then Stated Amount of outstanding Letters of Credit plus 101.50% of then unreimbursed amounts due to the L/C Issuers); and

(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuers to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrower to Cash Collateralize the amount of the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 8.03[Reserved]

.

Section 8.04Application of Funds

.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law) subject to the final proviso of this Section 8.04:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Loan Parties;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith due from the Loan Parties;

Third, to the payment of interest then due and payable on the Swing Line Loans;

Fourth, to the payment of the principal balance of the Swing Line Loans outstanding until the same has been prepaid in full;

Fifth, pro rata to the payment of interest then due and payable on Revolving Credit Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;

Sixth, pro rata to Cash Collateralize the aggregate amount available to be drawn under all outstanding Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms hereof), to the payment of all other outstanding L/C Obligations plus any accrued and unpaid interest thereon and to the payment of the principal balance of Revolving Credit Loans then outstanding;

Seventh, to all other Obligations pro rata; and

Eighth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns);

provided that:

(i)amounts used to Cash Collateralize the aggregate amount available to be drawn under Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur and, if any amount remains on deposit as Cash Collateral after all Letters of Credit Cash Collateralized thereby have

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and

(ii)Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties (subject to the previous provisions set forth in this proviso) to preserve the allocation to Obligations otherwise set forth above in this Section 8.04.

ARTICLE IX

AGENTS

Section 9.01Appointment and Authority

.

(a)Administrative Agent.  Each of the Lenders and each L/C Issuer hereby irrevocably appoints Goldman Sachs to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Bookrunners, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)Collateral Agent.  The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02Rights as a Lender

.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03Exculpatory Provisions

.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05Delegation of Duties

.  The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable.  The Administrative Agent or the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 9.06Resignation of Administrative Agent

.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) either a Lender or any other Person reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  In connection with any resignation of the Administrative Agent, the Borrower, the retiring Administrative Agent and the successor Administrative Agent may, and are hereby authorized by the Lenders to, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to give effect to the resignation of the retiring Administrative Agent and the succession of the successor Administrative Agent.

Section 9.07Non-Reliance on Administrative Agent and Other Lenders

.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08No Other Duties, Etc

.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder.  Without limiting the foregoing, none of the Bookrunners, the Arrangers, or other agents listed on the cover page hereof in their respective capacities as such, shall by reason of any Loan Document, have any fiduciary relationship in respect of any Loan Party, Lender or any other Person.

Section 9.09Administrative Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10Collateral and Guaranty Matters

.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably agree to (and authorize the Administrative Agent to act in accordance with) the following:

(i)any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (B) at the time the property subject to such Lien is (x) Disposed of as expressly permitted by Section 7.05 (other than Section 7.05(s)) to any Person that is not an Affiliate of the Borrower or (y) Disposed of as expressly permitted by Section 7.05(s) (in the case of this clause (b), provided that the Project Lien Release Conditions are satisfied), (C) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (D) to the extent such asset constitutes an Excluded Asset or (E) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii)upon the request of the Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent; and

(iii)any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Indebtedness of any Loan Party.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.  For the avoidance of doubt, no release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Section 9.10 shall require the consent of any holder of obligations under Secured Hedge Agreements or any Cash Management Agreements.

Section 9.11Cash Management Agreements and Secured Hedge Agreements

.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 9.12Withholding Tax

.  To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender, Swing Line Lender or the L/C Issuer an amount equal to any applicable withholding Tax.  If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender, Swing Line Lender or the L/C Issuer for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender, Swing Line Lender or the L/C Issuer failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender, Swing Line Lender or the L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender, Swing Line Lender or the L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.  Each Lender, Swing Line Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swing Line Lender or the L/C Issuer under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX.  The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swing Line Lender or the L/C Issuer, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, Swing Line Lender or the L/C Issuer any refund of Taxes withheld or deducted from funds paid for the account of such Lender, Swing Line Lender or the L/C Issuer.

ARTICLE X

MISCELLANEOUS

Section 10.01Amendments, Etc

.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (it being understood that such acknowledgement is ministerial in nature and must be made to the extent such amendment, waiver or consent otherwise complies with the requirements of this Section 10.01), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

rights of any Agent, any Lender or any L/C Issuer and (y) no such amendment, waiver or consent shall:

(i)amend the provisions hereof to permit Interest Periods in excess of 6 months without the written consent of each Lender affected thereby;

(ii)extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, L/C Borrowing or L/C Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount (it being understood that (i) any change effected pursuant to clause (ix) or (x) below shall not constitute such reduction and (ii) the waiver of any Default shall not constitute a reduction of interest); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(v)change (A) Section 8.04 in a manner that would alter the application of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi)change any provision of this Section 10.01 or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(vii)other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions or subordinate the Secured Parties’ Lien with respect to the Collateral without the written

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

consent of each Lender; provided that the Collateral Agent may, without the consent of any Revolving Credit Lender, release any Collateral that is sold or transferred by a Loan Party, in each case in compliance with Section 7.05 or released in compliance with Section 9.10 (in which case such release shall be made by the Administrative Agent and/or the Collateral Agent acting alone);

(viii)other than in a transaction permitted under Section 7.05, release all or substantially all of the Guarantors from the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made by the Administrative Agent acting alone);

(ix)change the advance rates set forth in the definition of “Borrowing Base” or “Eligible Project Back-Log” in a manner that is intended to increase the availability under the Borrowing Base in any material respect, without the written consent of all Lenders; provided that this clause (ix) shall not limit the right of the Administrative Agent to adjust the Advance Rates as described in the definition of the term “Eligible Project Back-Log”; or

(x)change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of the Borrowing Base, or add new asset categories to the Borrowing Base, including “Eligible Projects, “Eligible Project Back-Log” and “Eligible Take-Out”, if such change, modification or addition is intended to increase availability under the Borrowing Base, in each case without the written consent of the Supermajority Lenders; provided that this clause (x) shall not limit the right of the Administrative Agent to adjust the Advance Rates as described in the definition of the term “Eligible Project Back-Log”;

and provided, further, that:  (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent if such amendment, waiver or consent affects such Defaulting Lender in a disproportionate manner; and (vi) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

increased or extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, any Collateral Document executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents.

Section 10.02Notices; Effectiveness; Electronic Communication

.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to any Loan Party, the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a); and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d)Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03No Waiver; Cumulative Remedies; Enforcement

.  No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04Expenses; Indemnity; Damage Waiver

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(a)Costs and Expenses.  The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

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(ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the opinion of counsel, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b)Indemnification.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Arranger, each Bookrunner, each Lender, each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased, operated or licensed to a franchisee by the Borrower or any Subsidiary, or any Environmental Liability of the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Adjusted Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).  For the avoidance of doubt, nothing in this Section 10.04(c) shall relieve the Borrower from its obligations under Section 10.04(b).

(d)Waiver of Consequential Damages.  To the fullest extent permitted by applicable Law, none of the Borrower or any Indemnitee shall assert, and the Borrower and each Indemnitee hereby waive, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall limit the Borrower’s obligation to indemnify the Indemnitees pursuant to this Agreement and the other Loan Documents (including Section 10.04(b)) with respect to any such claim.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05Payments Set Aside

.  To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff,

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and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06Successors and Assigns

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(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g).  Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), L/C Participations and Swing Line Participations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans, L/C Participations and Swing Line Participations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under clause (a), or clause (f) or (g) (with respect to the Borrower only), of Section 8.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) of similar creditworthiness or an Approved Fund;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Defaulting Lender or to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Credit Commitment; and

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(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Credit Commitment.

(iv)Assignment and Assumption.  The parties to each assignment shall execute (except as otherwise contemplated in Section 3.07(b)) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (i) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (ii) any Person that is a Disqualified Lender (it being understood that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become an assignee or Lender hereunder).

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and with respect to such Lender’s own

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interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.  This Section 10.06(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Subsidiaries or Affiliates or any Disqualified Lender (it being understood the Administrative Agent shall have no duty to monitor or track whether a Disqualified Lender has become a Participant hereunder)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the

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owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)Limitation Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i).  Subject to the provisions of this subsection (g), the Loan Parties agree that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating

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agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(h)Resignation as an L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Citibank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer.  Notwithstanding anything to the contrary contained herein, if at any time Goldman Sachs assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Goldman Sachs may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint any Lender that has agreed (in its sole discretion) in writing to act as a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as an L/C Issuer or Goldman Sachs the Swing Line Lender, as the case may be.  If Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund L/C Participations).  If Goldman Sachs resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.

Section 10.07Treatment of Certain Information; Confidentiality

.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below) and not to disclose such information, except that Information may be disclosed:  (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case (other than in the case of any audit or examination conducted by bank accountants on any governmental bank regulatory authority exercising examination or regulatory authority over the Administrative Agent or such Lender or L/C Issuer, as applicable) the Administrative Agent or such Lender or L/C Issuer, as applicable, shall notify the Borrower prior to such disclosure, in any case, to the extent legally permissible; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or

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proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or Related Parties relating to the Borrower or any Subsidiary or Related Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledge that (i) the Information may include material non-public information concerning the Borrower or the Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal, state and provincial securities Laws.

Section 10.08Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such

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deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09Interest Rate Limitation

.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11Survival of Representations and Warranties

.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12Severability

.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith

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negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13[Reserved]

.

Section 10.14Governing Law; Jurisdiction Etc

.

(a)Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500, IN THE CASE OF DOCUMENTARY LETTERS OF CREDIT OR TRADE LETTERS OF CREDIT, AND THE INTERNATIONAL STANDBY PRACTICES 1998 PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE, INC. (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE), IN THE CASE OF STANDBY LETTERS OF CREDIT AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS AND/OR INTERNATIONAL STANDBY PRACTICES, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)Submission to Jurisdiction.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY

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RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)Waiver of Venue.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15[Reserved]

.

Section 10.16Waiver of Jury Trial

.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is

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capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, trustee or fiduciary for the Borrower or any of its Affiliates, or any other Person, (B) the Loan Documents do not create any advisory, agency, trustee or fiduciary relationship between the Administrative Agent, any Arranger, any Bookrunner or any Lender, on the one hand, and the Borrower or any of its Affiliates, or any other Person, on the other hand, and (C) none of the Administrative Agent, any Arranger, any Bookrunner nor any Lender in their capacities as Administrative Agent, Arranger, Bookrunner or Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, each Bookrunner, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger, any Bookrunner nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Bookrunner or any Lender with respect to any breach or alleged breach of agency, trustee or fiduciary duties or obligations in connection with any aspect of any transaction contemplated hereby.

Section 10.18Electronic Execution of Assignments and Certain Other Documents

.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19USA PATRIOT Act Notice

.  Each Lender that is subject to the USA PATRIOT Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act or such other Laws, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and such other Laws.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable anti-money laundering, antiterrorist financing, government sanction and “know your client” Laws, including the USA PATRIOT Act.

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ARTICLE XI

GUARANTY

Section 11.01The Guaranty

.  Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02Obligations Unconditional

.  (a) The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:  at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended

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or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03Reinstatement

.  The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04Subrogation; Subordination

.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), the expiration or termination of the Revolving Credit Commitments of the Lenders under this Agreement and the termination or expiration of all Letters of Credit (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a

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backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05Remedies

.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06Instruments for the Payment of Money

.  Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07Continuing Guaranty

.  The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08General Limitation on Guarantee Obligations

.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09Information

.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

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Section 11.10Release of Subsidiary Guarantors

.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to any Person that is not an Affiliate of the Borrower, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

When all Revolving Credit Commitments hereunder have terminated or expired, and all Loans or other Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) which are accrued and payable have been paid or satisfied in full in cash, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement, the other Loan Documents and the Guaranty made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents.  The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11Right of Contribution

.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04.  The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any  Guarantor to the Administrative Agent, the Collateral Agent the L/C Issuer, the Swing Line Lender and the Lenders, and each  Guarantor shall remain liable to the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder,

Section 11.12Cross-Guaranty

.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent

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transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Revolving Credit Commitments have been terminated.  Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIVINT SOLAR, INC.,
as Borrower

By:	/s/ Thomas Plagemann_______________ Name: Thomas Plagemann Title: Executive Vice President, Capital Markets

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VIVINT SOLAR HOLDINGS, INC.,
as Guarantor

By:	/s/ Thomas Plagemann_______________ Name: Thomas Plagemann Title: Executive Vice President, Capital Markets

VIVINT SOLAR OPERATIONS, LLC,
as Guarantor

By:	/s/ Thomas Plagemann_______________ Name: Thomas Plagemann Title: Executive Vice President, Capital Markets

VIVINT SOLAR DEVELOPER, LLC,
as Guarantor

By:	/s/ Thomas Plagemann_______________ Name: Thomas Plagemann Title: Executive Vice President, Capital Markets

VIVINT SOLAR PROVIDER, LLC,
as Guarantor

By:	/s/ Thomas Plagemann_______________ Name: Thomas Plagemann Title: Executive Vice President, Capital Markets

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GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent

By:	/s/ Charles D. Johnston_______________ Name: Charles D. Johnston Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

By:	/s/ Charles D. Johnston_______________ Name: Charles D. Johnston Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as Swing Line Lender

By:	/s/ Charles D. Johnston_______________ Name: Charles D. Johnston Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as Revolving Credit Lender

By:	/s/ Charles D. Johnston_______________ Name: Charles D. Johnston Title: Authorized Signatory

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

CITIBANK, N.A.,
as L/C Issuer

By:	/s/ Carl Cho________________________ Name: Carl Cho Title: Vice President

CITIBANK, N.A.,
as Revolving Credit Lender

By:	/s/ Carl Cho________________________ Name: Carl Cho Title: Vice President

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

BARCLAYS BANK PLC,
as Revolving Credit Lender

By:	/s/ Marguerite Sutton__________________ Name: Marguerite Sutton Title: Vice President

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Revolving Credit Lender

By:	/s/ Judy E Smith__________________ Name: Judy E. Smith Title: Authorized Signatory
By:	/s/ D. Andrew Maleta______________ Name: D. Andrew Maleta Title: Authorized Signatory

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Revolving Credit Lender

By:	/s/ Michael King __________________ Name: Michael King Title: Vice President

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.